                                                                     Exhibit 4.4

                                                                  CONFORMED COPY

                                    AGREEMENT

                              DATED 3rd March, 2003

                                (euro)600,000,000

                                       and

                                US$2,200,000,000

                                 CREDIT FACILITY

                                       for

                             KONIJNKLIJKE AHOLD N.V.

                                   arranged by

                                ABN AMRO BANK N.V.

                           GOLDMAN SACHS INTERNATIONAL

                                  ING BANK N.V.

                                 J.P. MORGAN PLC

              COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.
                          trading as RABOBANK NEDERLAND

                                      with

                                  ING BANK N.V.

                                as Facility Agent

                                  ALLEN & OVERY
                                    Amsterdam

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                                    CONTENTS
Clause                                                                      Page
  1.   Interpretation......................................................   1
  2.   Facility............................................................  15
  3.   Purpose.............................................................  16
  4.   Conditions Precedent................................................  17
  5.   Utilisation - Loans.................................................  18
  6.   Utilisation-- Letters of Credit.....................................  19
  7.   Letters of Credit...................................................  21
  8.   Repayment...........................................................  24
  9.   Prepayment and cancellation.........................................  24
 10.   Interest............................................................  29
 11.   Terms...............................................................  31
 12.   Market disruption...................................................  31
 13.   Taxes...............................................................  32
 14.   Increased Costs.....................................................  34
 15.   Mitigation..........................................................  35
 16.   Payments............................................................  36
 17.   Guarantee and indemnity.............................................  38
 18.   Representations.....................................................  41
 19.   Information covenants...............................................  48
 20.   Financial Covenants.................................................  52
 21.   General covenants...................................................  52
 22.   Default.............................................................  60
 23.   Security............................................................  64
 24.   The Administrative Parties..........................................  66
 25.   Evidence and calculations...........................................  71
 26.   Fees................................................................  71
 27.   Indemnities and Break Costs.........................................  72
 28.   Expenses............................................................  73
 29.   Amendments and waivers..............................................  74
 30.   Changes to the Parties..............................................  75
 31.   Disclosure of information...........................................  79
 32.   Set-off.............................................................  80
 33.   Pro Rata Sharing....................................................  80
 34.   Severability........................................................  81
 35.   Counterparts........................................................  81
 36.   Notices.............................................................  81
 37.   Language............................................................  83
 38.   Governing law.......................................................  84
 39.   Enforcement.........................................................  84

Schedules

  1......Original Parties [omitted]........................................  86
  2......Conditions precedent documents....................................  91
  3......Form of Request [omitted].........................................  99
  4......Calculation of the Mandatory Cost [omitted].......................  100
  5......Form of Transfer Certificate [omitted]............................  102
  6......Form of Compliance Certificate [omitted]..........................  104
  7......Form of Accession Agreement [omitted].............................  105
  8......Form of Resignation Request [omitted].............................  106
  9......Form of Letter of Credit [omitted]................................  107
 10......Indemnity.........................................................  110

Signatories................................................................  112

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THIS AGREEMENT is dated 3rd March, 2003

BETWEEN:

(1)  KONINKLIJKE AHOLD N.V. (the Company);

(2) THE SUBSIDIARIES OF THE COMPANY listed in Schedule 1 (Original Parties) as original borrowers (in this capacity the Original Dollar Borrowers);

(3) THE SUBSIDIARIES OF THE COMPANY listed in Schedule 1 (Original Parties) as original borrowers (in this capacity the Original Euro Borrowers);

(4) THE SUBSIDIARIES OF THE COMPANY listed in Schedule 1 (Original Parties) as original guarantors (in this capacity the Original Dollar Guarantors);

(5) THE SUBSIDIARIES OF THE COMPANY listed in Schedule 1 (Original Parties) as original guarantors (in this capacity the Original Euro Guarantors);

(6) ABN AMRO BANK N.V., GOLDMAN SACHS INTERNATIONAL, ING BANK N.V., J.P. MORGAN PLC AND COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. trading as RABOBANK NEDERLAND as arrangers (in this capacity the Arrangers);

(7) THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Original Parties) as original lenders (the Original Lenders);

(8)  ING BANK N.V. as issuing bank (in this capacity the Issuing Bank); and

(9)  ING BANK N.V. as facility agent (in this capacity the Facility Agent).

IT IS AGREED as follows:

1.   INTERPRETATION

1.1  Definitions

     In this Agreement:

     Accession Agreement means a letter, substantially in the form of Schedule 7 (Form of Accession Agreement), with such amendments as the Facility Agent and the Company may agree.

     Additional Borrower means a member of the Group which becomes a Borrower after the date of this Agreement.

     Additional Guarantor means a member of the Group which becomes a Guarantor after the date of this Agreement.

     Additional Obligor means an Additional Borrower or an Additional Guarantor.

     Administrative Party means an Arranger, the Issuing Bank or the Facility Agent.

     Affiliate means a Subsidiary or a Holding Company of a person or any other Subsidiary of that Holding Company.

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     Availability Period means the period from and including the date of this
     Agreement to and including the date falling one month before the Final Maturity Date.

     Borrower means an Original Borrower or an Additional Borrower.

     Break Costs means the amount (if any) which a Lender is entitled to receive under Subclause 27.4 (Break Costs) as compensation if any part of a Loan or overdue amount is repaid or prepaid.

     Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London and Amsterdam (and, in the case of any payment or rate fixing in respect of a Dollar Loan, New York) and which is also a TARGET Day.

     Code means the United States Internal Revenue Code of 1986, as amended.

     Commitment means a Dollar Secured Commitment, a Dollar Unsecured Commitment, a Euro Secured Commitment, a Euro Unsecured Commitment or a LC Facility Commitment of a Lender.

     Compliance Certificate means a certificate substantially in the form of
     Schedule 6 (Form of Compliance Certificate) setting out, among other things, calculations of the financial covenants.

     Credit means a Loan or a Letter of Credit.

     Default means:

     (a)  an Event of Default; or

     (b) an event which would be (with the expiry of a grace period, the giving of notice or the making of any determination under the Finance Documents or any combination of them) an Event of Default.

     Dollar Borrower means the Original Dollar Borrower or any member of the Group which accedes to this Agreement as an Additional Borrower for the purposes of borrowing under a Dollar Facility.

     Dollar Facility means the Dollar Secured Facility or the Dollar Unsecured Facility.

     Dollar Guarantor means an Original Dollar Guarantor or any member of the Group which accedes to this Agreement or enters into the U.S. Guarantee pursuant to a U.S. Guarantee Supplement for the purposes of guaranteeing obligations under the Dollar Facilities and the Euro Facilities.

     Dollar Loan means a Dollar Secured Loan or a Dollar Unsecured Loan.

     Dollar Secured Commitment means:

     (a) for an Original Lender, the amount set opposite its name in Schedule 1 (Original Parties) under the heading Dollar Secured Commitments and the amount of any other Dollar Secured Commitment it acquires; and

     (b) for any other Lender, the amount of any Dollar Secured Commitment it acquires,

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     to the extent not cancelled, transferred or reduced under this Agreement.

     Dollar Secured Facility means the revolving credit facility referred to in Clause 2.1 (Dollar Secured Facility) and made available under this Agreement.

     Dollar Secured Loan means a Loan under the Dollar Secured Facility and identified as such in its Request.

     Dollar Unsecured Commitment means:

     (a) for an Original Lender, the amount set opposite its name in Schedule 1 (Original Parties) under the heading Dollar Unsecured Commitments and the amount of any other Dollar Unsecured Commitment it acquires; and

     (b) for any other Lender, the amount of any Dollar Unsecured Commitment it acquires,

     to the extent not cancelled, transferred or reduced under this Agreement.

     Dollar Unsecured Facility means the revolving credit facility referred to in Clause 2.2 (Dollar Unsecured Facility) and made available under this Agreement.

     Dollar Unsecured Loan means a Loan under the Dollar Unsecured Facility and identified as such in its Request.

     Dutch Borrower means a Borrower incorporated in the Netherlands.

     Dutch Obligor means an Obligor incorporated in the Netherlands.

     Dutch Banking Act means the Dutch Act on the Supervision of the Credit System 1992 (Wet toezicht Kredietwezen 1992).

     Dutch Civil Code means the Burgerlijk Wetboek.

     Dutch Exemption Regulation means the Exemption Regulation of the Minister of Finance of 26th June, 2002 (Vrijstellingsregeling WtK 1992).

     Environmental Approval means any authorisation required by an Environmental Law.

     Environmental Claim means any claim by any person in connection with:

     (i)  a breach, or alleged breach, of an Environmental Law;

    (ii) any accident, fire, explosion or other event of any type involving an emission or substance which is capable of causing harm to any living organism or the environment; or

   (iii)  any other environmental contamination.

     Environmental Law means any law or regulation concerning:

     (i)  the protection of health and safety;

    (ii)  the environment; or

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   (iii)  any emission or substance which is capable of causing harm to any living organism or the environment.

     ERISA means the United States Employee Retirement Income Security Act of 1974.

     ERISA Affiliate means any person treated as a single employer with any Obligor for the purpose of section 414 of the Code.

     EURIBOR means for a Term of any Loan or overdue amount in euro:

     (a)  the applicable Screen Rate; or

     (b) if no Screen Rate is available for that Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of 11.00 a.m. (Brussels time) on the Rate Fixing Day for the offering of deposits in euro for a period comparable to that Term.

     euro means the single currency of the Participating Member States.

     Euro Borrower means the Original Euro Borrower or any member of the Group which accedes to this Agreement as an Additional Borrower for the purposes of borrowing under a Euro Facility.

     Euro Facility means the Euro Secured Facility or the Euro Unsecured
     Facility.

     Euro Guarantor means an Original Euro Guarantor or any member of the Group which accedes to this Agreement as an Additional Guarantor or enters into the U.S. Guarantee pursuant to a U.S. Guarantee Supplement for the purposes of guaranteeing obligations under the Euro Facilities.

     Euro Loan means a Euro Secured Loan or a Euro Unsecured Loan.

     Euro Secured Commitment means:

     (a) for an Original Lender, the amount set opposite its name in Schedule 1 (Original Parties) under the heading Euro Secured Commitments and the amount of any other Euro Secured Commitment it acquires; and

     (b) for any other Lender, the amount of any Euro Secured Commitment it acquires,

     to the extent not cancelled, transferred or reduced under this Agreement.

     Euro Secured Facility means the revolving credit facility referred to in Clause 2.3 (Euro Secured Facility) and made available under this Agreement.

     Euro Secured Loan means a Loan under the Euro Secured Facility and identified as such in its Request.

                                       4

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     Euro Unsecured Commitment means:

     (a) for an Original Lender, the amount set opposite its name in Schedule 1 (Original Parties) under the heading Euro Unsecured Commitments and the amount of any other Euro Unsecured Commitment it acquires; and

     (b) for any other Lender, the amount of any Euro Unsecured Commitment it acquires,

     to the extent not cancelled, transferred or reduced under this Agreement.

     Euro Unsecured Facility means the revolving credit facility referred to in Clause 2.4 (Euro Unsecured Facility) and made available under this Agreement.

     Euro Unsecured Loan means a Loan under the Euro Unsecured Facility and identified as such in its Request.

     Event of Default means an event specified as such in Clause 22 (Default).

     Facility means the Dollar Secured Facility, the Dollar Unsecured Facility, the Euro Secured Facility, the Euro Unsecured Facility or the LC Facility.

     Facility Office means the office(s) notified by a Lender to the Facility
     Agent:

     (a)  on or before the date it becomes a Lender; or

     (b)  by not less than five Business Days' notice.

     as the office(s) through which it will perform its obligations under this Agreement.

     Fee Letter means any letter entered into by reference to this Agreement between one or more Administrative Parties (or an Original Lender in respect of existing letters of credit issued by it) and the Company setting out the amount of certain fees referred to in this Agreement.

     Final Maturity Date means the date falling 364 days after 24th February, 2003.

     Finance Document means:

     (a)  this Agreement;

     (b)  a Security Document;

     (c)  a Fee Letter;

     (d)  a Transfer Certificate;

     (e)  an Accession Agreement;

     (f)  a Subordination Agreement;

     (g)  the U.S. Guarantee;

     (h)  the Syndication Side-Letter; or

     (i) any other document designated as such by the Facility Agent and the Company.

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     Finance Party means a Lender or an Administrative Party.

     Financial Indebtedness means any indebtedness for or in respect of:

     (a)  moneys borrowed;

     (b)  any acceptance credit;

     (c)  any bond, note, debenture, loan stock or other similar instrument;

     (d)  any redeemable preference share;

     (e) any agreement treated as a finance or capital lease in accordance with generally accepted accounting principles in the jurisdiction of incorporation of the Company;

     (f) receivables sold or discounted (otherwise than on a non-recourse basis);

     (g) the acquisition cost of any asset to the extent payable after its acquisition or possession by the party liable where the deferred payment is arranged primarily as a method of raising finance or financing the acquisition of that asset;

     (h) any derivative transaction protecting against or benefiting from fluctuations in any rate or price (and, except for non-payment of an amount, the then mark to market value of the derivative transaction will be used to calculate its amount);

     (i) any other transaction (including any forward sale or purchase agreement) which has the commercial effect of a borrowing;

     (j) any counter-indemnity obligation in respect of any guarantee, indemnity, bond, letter of credit or any other instrument issued by a bank or financial institution; or

     (k) any guarantee, indemnity or similar assurance against financial loss of any person in respect of any item referred to in the above paragraphs.

     Group means the Company and its Subsidiaries (other than Schuitema N.V. and its Subsidiaries).

     Guarantor means the Company, an Original Guarantor or an Additional Guarantor.

     Holding Company of any other person, means a company in respect of which that other person is a Subsidiary.

     Increased Cost means:

     (a)  an additional or increased cost;

     (b) a reduction in the rate of return from a Facility or on its overall capital; or

     (c)  a reduction of an amount due and payable under any Finance Document,

     which is incurred or suffered by a Finance Party or any of its Affiliates but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.

     Intellectual Property means, in respect of any member of the Group, any and all interests held by such member of the Group and, in respect of any other person, any and all interests, in any part of the world in or relating to registered and unregistered trade marks and service marks, domain names, patents, registered designs, trade names, business names, titles, registered or unregistered copyrights in published and unpublished works, unregistered designs, inventions registered or unregistered, data base rights, know-how, any other intellectual property rights and any applications for any of the foregoing and any goodwill therein.

     Intercompany Creditor has the meaning given to it in a Subordination Agreement.

     Intercompany Debtor has the meaning given to it in a Subordination
     Agreement.

     LC Facility means the letter of credit facility referred to in Clause 2.5 (Letters of Credit) and made available under this Agreement.

     LC Facility Commitment means:

     (a) for an Original Lender, the amount set opposite its name in Schedule 1 (Original Parties) under the heading LC Facility Commitments and the amount of any other LC Facility Commitment it acquires; and

     (b) for any other Lender, the amount of any LC Facility Commitment it acquires,

     to the extent not cancelled, transferred or reduced under this Agreement.

     Lender means:

     (a)  an Original Lender; or

     (b)  any person which becomes a Lender after the date of this Agreement.

     Letter of Credit means a letter of credit, substantially in the form of
     Schedule 9 (Form of Letter of Credit) or in any other form agreed by the Issuing Bank and the Facility Agent.

     LIBOR means for a Term of any Loan or overdue amount denominated in US$:

     (a)  the applicable Screen Rate; or

     (b) if no Screen Rate is available for the relevant currency or Term of that Loan or overdue amount, the arithmetic mean (rounded upward to four decimal places) of the rates, as supplied to the Facility Agent at its request, quoted by the Reference Banks to leading banks in the London interbank market, as of 11.00 a.m. on the Rate Fixing Day for the offering of deposits in the currency of that Loan or overdue amount for a period comparable to that Term.

     Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under this Agreement or the principal amount outstanding of that borrowing.

     Majority Lenders means, at any time prior to the completion of syndication of the Facilities, the Lenders and, at any time thereafter, Lenders:

                                       7

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     (a)  whose share in the outstanding Credits and whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the aggregate of all the outstanding Credits and the undrawn Commitments of all the Lenders;

     (b) if there is no Credit then outstanding, whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the Total Commitments; or

     (c) if there is no Credit then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66 2/3 per cent. or more of the Total Commitments immediately before the reduction.

     Mandatory Cost means the cost of complying with certain regulatory requirements, expressed as a percentage rate per annum and calculated by the Facility Agent under Schedule 4 (Calculation of the Mandatory Cost).

     Margin means, subject to adjustment under Clause 10.3 (Margin adjustment),
     3.25 per cent. per annum.

     Margin Stock has the meaning given to it in Regulation U issued by the Board of Governors of the United States Federal Reserve System.

     Material Adverse Effect means a material adverse effect on:

     (a) the business or financial condition of each Borrower, each Borrower and its Subsidiaries taken as a whole or the Group as a whole;

     (b) the ability of any Obligor to perform its obligations under any Finance Document;

     (c)  the validity or enforceability of any Finance Document; or

     (d)  any right or remedy of a Finance Party in respect of a Finance
          Document.

     Material Group Member means the Company, a Material Subsidiary or any other Subsidiary of a Borrower.

     Material Subsidiary means, at any time, an Obligor (other than the Company) and any other Subsidiary of the Company whose net sales (excluding intra-Group items) then equal or exceed 5 per cent. of the net sales of the Group.

     For this purpose:

     (a) the net sales of a Subsidiary of the Company will be determined from its financial statements (unconsolidated if it has Subsidiaries) upon which the latest audited financial statements of the Group have been based;

     (b) if a Subsidiary of the Company becomes a member of the Group after the date on which the latest audited financial statements of the Group have been prepared, the net sales of that Subsidiary will be determined from its latest financial statements;

     (c) the net sales of the Group will be determined from its latest audited financial statements, adjusted (where appropriate) to reflect the net sales of any company or business subsequently acquired or disposed of; and

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     (d)  if a Material Subsidiary disposes of all or substantially all of its assets to another Subsidiary of the Company, it will immediately cease to be a Material Subsidiary and the other Subsidiary (if it is not already) will immediately become a Material Subsidiary; the subsequent financial statements of those Subsidiaries and the Group will be used to determine whether those Subsidiaries are Material Subsidiaries or not.

     If there is a dispute as to whether or not a company is a Material Subsidiary, a certificate of the auditors of the Company will be, in the absence of manifest error, conclusive.

     Maturity Date means the last day of the Term of a Credit.

     Moody's means Moody's Investor Service, Inc.

     Multiemployer Plan means a "multiemployer plan" within the meaning of section 3(37) or 400 1(a)(3) of ERISA.

     Non-Obligor means a member of the Group which is not an Obligor.

     Obligor means a Borrower or a Guarantor.

     Original Financial Statements means the audited consolidated financial statements of the Company for the year ended 31st December, 2001.

     Original Borrower means an Original Dollar Borrower or an Original Euro Borrower.

     Original Guarantor means an Original Dollar Guarantor or an Original Euro Guarantor.

     Original Obligor means the Company, an Original Borrower or an Original Guarantor.

     Participating Member State means a member state of the European Communities that adopts or has adopted the euro as its lawful currency under the legislation of the European Community for Economic Monetary Union.

     Party means a party to this Agreement.

     Plan means an employee benefit plan as defined in section 3(3) of ERISA:

     (a)  maintained by any Obligor or any ERISA Affiliate; or

     (b) to which any Obligor or any ERISA Affiliate is required to make any payment or contribution.

     Professional Market Party means a professional market party (professionele marktpartij) under the Dutch Exemption Regulation.

     Pro Rata Share means:

     (a) for the purpose of determining a Lender's share in a utilisation of the Facility, the proportion which its Commitment bears to the Total Commitments; and

     (b)  for any other purpose on a particular date:

          (i) the proportion which a Lender's share of the Credits (if any) bears to all the Credits;

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         (ii)  if there is no Credit outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date; or

        (iii) if the Total Commitments have been cancelled, the proportion which its Commitment bore to the Total Commitments immediately before being cancelled.

     Rate Fixing Day means:

     (a) the second Business Day before the first day of a Term for a Dollar Loan; or

     (b)  the second TARGET Day before the first day of a Term for a Euro Loan,

     or such other day as the Facility Agent determines is generally treated as the rate fixing day by market practice in the relevant interbank market.

     Reference Banks means the Facility Agent, ABN AMRO N.V. and J.P. Morgan Chase Bank and any other bank or financial institution appointed as such by the Facility Agent under this Agreement.

     Repeating Representations means the representations which are deemed to be repeated under Clause 18.30 (Times for making representations).

     Reportable Event means:

     (a) an event specified as such in section 4043 of ERISA or any related regulation, other than an event in relation to which the requirement to give notice of that event is waived by any regulation; or

     (b) a failure to meet the minimum funding standard under section 412 of the Code or section 302 of ERISA, whether or not there has been any waiver of notice or waiver of the minimum funding standard under section 412 of the Code.

     Request means a request for a Credit, substantially in the form of Schedule 3 (Form of Request).

     Rollover Credit means one or more Credits:

     (a)  to be made on the same day that a maturing Credit is due to be repaid;

     (b) the aggregate amount of which is equal to or less than the maturing Credit; and

     (c) to be made to the same Borrower for the purpose of refinancing a maturing Credit.

     S&P means Standard & Poor's Ratings Services, a division of the McGraw Hill Companies, Inc.

     Screen Rate means:

     (a)  for LIBOR, the British Bankers Association Interest Settlement Rate;
          and

     (b) for EURIBOR, the percentage rate per annum determined by the Banking Federation of the European Union, for the relevant currency and Term displayed on the appropriate page of the Telerate screen selected by the Facility Agent. If the relevant page is replaced or the service ceases to be available, the Facility Agent (after consultation with the Company and the Lenders) may specify another page or service displaying the appropriate rate.

     Secured Commitment means a Dollar Secured Commitment or a Euro Secured Commitment.

     Secured Loan means a Dollar Secured Loan or a Euro Secured Loan.

     Security Agreement means the U.S. Security Document and each security agreement or pledge listed in paragraph 3(a) of Part 1 of Schedule 2 and paragraph 2 of Part 3 of Schedule 2 (Conditions precedent documents).

     Security Document means:

     (a)  each Security Agreement; and

     (b) any other document evidencing or creating security over any asset of an Obligor to secure any obligation of any Obligor to a Finance Party under the Finance Documents.

     Security Interest means any mortgage, pledge, lien, charge, assignment, hypothecation or security interest or any other agreement or arrangement the effect of which is the creation of security.

     Subordination Agreement means:

     (a) the subordination agreement dated on or about the date of this Agreement between, inter alia, each Dutch Obligor, and certain of the Finance Parties, governed by English law; or

     (b) a subordination agreement dated on or about the date of this Agreement between, inter alia, each U.S. Obligor and certain of the Finance Parties, governed by New York law.

     Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50% of the voting capital or similar right of ownership (other than, when referring to Subsidiaries of the Company, Schuitema N.V.) and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.

     Syndication Side-Letter means the syndication letter between the Company and the Arrangers dated on or about the date of this Agreement as amended from time to time relating to, among other things, syndication of the Facilities.

     TARGET Day means a day on which the Trans-European Automated Real-time Gross Settlement Express Transfer payment system is open for the settlement of payments in euro.

     Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).

     Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

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     Tax Payment means a payment made by an Obligor to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by that Obligor in respect of Tax under any Finance Document.

     Term means each period determined under this Agreement:

     (a) by reference to which interest on a Loan or an overdue amount is calculated; or

     (b) for which the Issuing Bank may be under a liability under a Letter of Credit.

     Total Commitments means the aggregate of the Commitments of all the Lenders.

     Total Dollar Secured Commitments means the aggregate of the Dollar Secured Commitments of all the Lenders, being the total amount specified as such in
     Schedule 1 (Original Parties) at the date of this Agreement.

     Total Dollar Unsecured Commitments means the aggregate of the Dollar Unsecured Commitments of all the Lenders, being the total amount specified as such in Schedule 1 (Original Parties) at the date of this Agreement.

     Total Euro Secured Commitments means the aggregate of the Euro Secured Commitments of all the Lenders, being the total amount specified as such in
     Schedule 1 (Original Parties) at the date of this Agreement.

     Total Euro Unsecured Commitments means the aggregate of the Euro Unsecured Commitments of all the Lenders, being the total amount specified as such in
     Schedule 1 (Original Parties) at the date of this Agreement.

     Total LC Facility Commitments means the aggregate of the LC Facility Commitments of all the Lenders, being the total amount specified as such in
     Schedule 1 (Original Parties) at the date of this Agreement.

     Transfer Certificate means a certificate, substantially in the form of
     Schedule 5 (Form of Transfer Certificate), with such amendments as the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent and the Company.

     Unsecured Commitment means a Dollar Unsecured Commitment or a Euro Unsecured Commitment.

     Unsecured Loan means a Dollar Unsecured Loan or a Euro Unsecured Loan.

     U.K. means the United Kingdom.

     USD, $, U.S.$ or Dollars means the lawful currency of the United States of America.

     U.S. Document means the U.S. Guarantee, the Subordination Agreement described in Clause (b)of the definition thereof and the U.S. Security and Pledge Agreement.

     U.S. Guarantee means a guarantee governed by New York law entered into by a U.S. Obligor in respect of certain obligations of the Obligors under the Finance Documents (including any U.S. Guarantee Supplement entered into pursuant thereto).

     U.S. Guarantee Supplement has the meaning set forth in the U.S. Guarantee.

                                       12

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     U.S. Obligor means an Obligor incorporated or organised under the laws of the United States of America or any state of the United States of America (including the District of Columbia).

     U.S. Security and Pledge Agreement means the security agreement referred to in paragraph 3(c)(i) of Part 1 of Schedule 2 (Conditions precedent documents (including any Security Agreement Supplement entered into pursuant thereto).

     U.S. Security Document means the U.S. Security and Pledge Agreement.

     Utilisation Date means each date on which the Facility is utilised.

1.2  Construction

(a)  In this Agreement, unless the contrary intention appears, a reference to:

     (i) an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

    (ii) assets includes present and future properties, revenues and rights of every description;

   (iii) an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

    (iv) disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

     (v) indebtedness includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money;

    (vi) a person includes any individual, company, corporation, unincorporated association or body (including a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

   (vii) a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

  (viii) a currency is a reference to the lawful currency for the time being of the relevant country;

    (ix) a Default being outstanding means that it has not been remedied or waived;

     (x) a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

    (xi) a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

   (xii) a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

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

  (xiii) a Finance Document or another document is a reference to that Finance Document or other document as amended; and

   (xiv)  a time of day is a reference to Amsterdam time.

(b) Unless the contrary intention appears, a reference to a month or months is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

     (i) if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

    (ii) if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

   (iii) notwithstanding sub-paragraph (i) above, a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c) Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, notwithstanding any term of any Finance Document, no consent of any third party is required for any variation (including any release or compromise of any liability) or termination of that Finance Document.

(d)  Unless the contrary intention appears:

     (i) a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

    (ii)  an amount in euro is payable only in the euro unit;

   (iii) a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement; and

    (iv) any obligation of an Obligor under the Finance Documents which is not a payment obligation remains in force for so long as any payment obligation of an Obligor is or may be outstanding under the Finance Documents.

(e)  The headings in this Agreement do not affect its interpretation.

1.3  Dutch Terms

     In this Agreement, where it relates to a Dutch entity, a reference to:

     (a) a necessary action to authorise where applicable, includes without limitation:

          (i) any action required to comply with the Works Councils Act of the Netherlands (Wet op de ondernemingsraden); and

         (ii) obtaining an unconditional positive advice (advies) from the competent works council(s);

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

     (b) (i) a winding-up, administration or dissolution includes a Dutch entity being:

               (A)  declared bankrupt (failliet verklaard);

               (B)  dissolved (ontbonden);

         (ii) a moratorium includes surseance van betaling and granted a moratorium includes surseance verleend;

        (iii) any step or procedure taken in connection with insolvency proceedings includes a Dutch entity having filed a notice under section 36 of the Tax Collection Act of the Netherlands (Invorderingswet 1990) or Section 16d of the Social Insurance Co-ordination Act of the Netherlands (Coordinatiewet Sociale Verzekeringen);

         (iv)  a trustee in bankruptcy includes a curator;

          (v)  an administrator includes a bewindvoerder; and

         (vi)  an attachment includes a beslag.

2.   FACILITY

2.1  Dollar Secured Facility

     Subject to the terms of this Agreement, the Lenders make available to the Dollar Borrowers a revolving credit facility in an aggregate amount equal to the Total Dollar Secured Commitments.

2.2  Dollar Unsecured Facility

     Subject to the terms of this Agreement, the Lenders make available to the Dollar Borrowers a revolving credit facility in an aggregate amount equal to the Total Dollar Unsecured Commitments.

2.3  Euro Secured Facility

     Subject to the terms of this Agreement, the Lenders make available to the Euro Borrowers a revolving credit facility in an aggregate amount equal to the Total Euro Secured Commitments.

2.4  Euro Unsecured Facility

     Subject to the terms of this Agreement, the Lenders make available to the Euro Borrowers a revolving credit facility in an aggregate amount equal to the Total Euro Unsecured Commitments.

2.5  Letters of Credit

     Subject to the terms of this Agreement, the Lenders make available to the Dollar Borrowers a letter of credit facility in an aggregate amount equal to the Total LC Facility Commitments. The LC Facility will be secured.

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2.6  Nature of a Finance Party's rights and obligations

     Unless otherwise agreed by all the Finance Parties:

     (a) the obligations of a Finance Party under the Finance Documents are several;

     (b) failure by a Finance Party to perform its obligations does not affect the obligations of any other Party under the Finance Documents;

     (c) no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

     (d) the rights of a Finance Party under the Finance Documents are separate and independent rights;

     (e) a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

     (f) a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.

3.   PURPOSE

3.1  Dollar Secured Loans

     Each Dollar Secured Loan may only be used (a) by the Original Dollar Borrower for repaying intercompany indebtedness owed by the Original Dollar Borrower to Croesus, Inc. or for the working capital purposes of the Original Dollar Borrower; or (b) by any other Dollar Borrower for repaying intercompany indebtedness owed by that other Dollar Borrower to the relevant members of the Group.

3.2  Dollar Unsecured Loans

     Each Dollar Unsecured Loan may only be used (a) by the Original Dollar Borrower for repaying intercompany indebtedness owed by the Original Dollar Borrower to Croesus, Inc. or for the working capital purposes of the Original Dollar Borrower or (b) by any other Dollar Borrower for repaying intercompany indebtedness owed by that other Dollar Borrower to the relevant members of the Group.

3.3  Euro Secured Loan

     Each Euro Secured Loan may only be used for:

     (a) first, refinancing inter-company indebtedness owed to the Company in an amount equal to at least (euro)287,000,000;

     (b) secondly, funding inter-company loans to be made to the Company from the Euro Borrower; and

     (c)  thirdly, the working capital purposes of the Euro Borrower.

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

3.4  Euro Unsecured Loan

     Each Euro Unsecured Loan may only be used for:

     (a) first, refinancing inter-company indebtedness owed to the Company in an amount, which when aggregated with the amount drawn under Clause 3.3(a) is, at least equal to (euro)287,000,000;

     (b) secondly, funding inter-company loans to be made to the Company from the Euro Borrower; and

     (c)  thirdly, the working capital purposes of the Euro Borrower.

3.5  Letters of Credit

     Each Letter of Credit may only be issued for general corporate purposes.

3.6  No obligation to monitor

     No Finance Party is bound to monitor or verify the utilisation of the Facility.

4.   CONDITIONS PRECEDENT

4.1  Conditions precedent documents

     A Request may not be given until the Facility Agent has notified the Company and the Lenders that it has received all of the documents and evidence set out in Part 1 of Schedule 2 (Conditions precedent documents) in form and substance satisfactory to the Facility Agent. The Facility Agent must give this notification to the Company and the Lenders promptly upon being so satisfied.

4.2  Further conditions precedent

     The obligations of each Lender to participate in any Credit are subject to the further conditions precedent that on both the date of the Request and the Utilisation Date for that Credit:

     (a) the Repeating Representations are true, correct and accurate in all respects; and

     (b) no Default or, in the case of a Rollover Credit, no Event of Default is outstanding or would result from the making of the Credit.

4.3  Conditions precedent for Unsecured Loans

(a)  No Unsecured Loan may be borrowed at any time unless:

     (i) the Total Dollar Secured Commitments and the Total Euro Secured Commitments have been borrowed in full; and

    (ii) prior to 31st May, 2003, the Facility Agent has notified the Company and the Lenders that it has received all of the documents and evidence referred to in paragraph 1 of Part 2 of Schedule 2 (Conditions precedent documents) in form and substance satisfactory to the Facility Agent; and

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

   (iii) prior to 30th June, 2003, the Facility Agent has notified the Company and the Lenders that it has received all of the documents and evidence referred to in paragraph 2 of Part 2 of Schedule 2 (Conditions precedent documents) in form and substance satisfactory to the Facility Agent.

(b) No Unsecured Loan may be borrowed if the Lenders require the Obligors to restructure the Facilities before any Credit is made available under the Unsecured Facilities. The manner in which the Facilities may be restructured shall be in the discretion of the Lenders but may include, without limitation, additional borrowers or guarantors, moving loans from a secured facility to an unsecured facility, additional security, prepayment of certain loans by some borrowers and reborrowing by other borrowers or any other arrangement that the Lenders consider appropriate in the circumstances and each Obligor agrees that it will, upon the request of the Facility Agent, enter into, or procure that another member of the Group enters into, any agreement or document necessary or desirable for the purpose of these arrangements. Any request by the Lenders under this paragraph (b) is subject to the consent of the Company, not to be unreasonably withheld or delayed except that no consent is required from the Company if the Lenders require a reduction of the Euro Secured Loans/ Euro Secured Commitments and an increase in the Total Euro Unsecured Commitments and a drawing of the Euro Unsecured Facility.

4.4  Maximum number

     Unless the Facility Agent agrees, a Request may not be given if, as a result, there would be more than ten Loans outstanding.

5.   UTILISATION - LOANS

5.1  Giving of Requests

     (a) A Borrower may borrow a Loan by giving to the Facility Agent a duly completed Request.

     (b) Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m. one Business Day before the Rate Fixing Day for the proposed borrowing.

     (c)  Each Request is irrevocable.

5.2  Completion of Requests

     A Request for a Loan will not be regarded as having been duly completed unless:

     (a)  it identifies the Borrower;

     (b)  it identifies the Facility the Loan applies to;

     (c)  it specifies the precise purpose of the Loan;

     (d) the Utilisation Date is a Business Day falling within the Availability Period; and

     (e)  the proposed currency amount and Term comply with this Agreement.

     Only one Loan may be requested in a Request.

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

5.3  Amount of Loan

(a)  Except as provided below, the amount of the Loan must be a minimum of:

     (i) for a Dollar Loan, USD 25,000,000 and an integral multiple of USD 5,000,000; and

    (ii)  for a Euro Loan, (euro)25,000,000 and an integral multiple of
          (euro)5,000,000.

(b) The amount of the Loan may also be the balance of the elevant undrawn Total Facility Commitments or such other amount as the Facility Agent or the Lenders may agree.

(c) For this purpose, "Total Facility Commitments" means the aggregate of the Commitments of all the Lenders under a Facility.

(d) The amount of each Lender's share of a Loan will be its Pro Rata Share on the proposed Utilisation Date.

5.4  Advance of Loan

(a) The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

(b)  No Lender is obliged to participate in a Loan if, as a result:

     (i)  its share in the Credits would exceed its Commitment; or

    (ii)  the Credits would exceed the Total Commitments.

(c) If the conditions set out in this Agreement have been met, each Lender must make its share in the Loan available to the Facility Agent for the relevant Borrower through its Facility Office on the Utilisation Date.

6.   UTILISATION - LETTERS OF CREDIT

6.1  Giving of Requests

(a) A Borrower may request a Letter of Credit to be issued by giving to the Facility Agent a duly completed Request.

(b) Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m. one Business Day before the proposed Utilisation Date.

(c)  Each Request is irrevocable.

6.2  Completion of Requests

     A Request for a Letter of Credit will not be regarded as being duly completed unless:

     (a)  it identifies the Borrower;

     (b)  it specifies that it is for Letters of Credit;

     (c) the Utilisation Date is a Business Day falling within the Availability Period;

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

     (d) the amount of the Letter of Credit requested is in US Dollars and is a minimum of US$2,000,000;

          (i) the maximum undrawn amount available under the LC Facility on the proposed Utilisation Date; or

         (ii)  such other amount as the Facility Agent may agree;

     (e) the amount of the Letter of Credit may also be the balance of the relevant undrawn Total LC Facility Commitments;

     (f) the proposed beneficiary is an Original Lender or such other beneficiary as is agreed by all the Lenders;

     (g)  the form of Letter of Credit is attached;

     (h) the expiry date of the Letter of Credit falls on or before the Final Maturity Date; and

     (i)  the delivery instructions for the Letter of Credit are specified.

          Only one Letter of Credit may be requested in a Request.

6.3  Issue of Letter of Credit

(a) The Facility Agent must promptly notify the Issuing Bank and each Lender of the details of the requested Letter of Credit and the amount of its share of that Letter of Credit.

(b) The amount of each Lender's share in a Letter of Credit will be its Pro Rata Share on the proposed Utilisation Date.

(c) The Issuing Bank is not obliged to issue any Letter of Credit if as a result:

     (i) a Lender's share in the Credits would exceed its LC Facility Commitment; or

    (ii)  the Credits would exceed the Total Commitments.

(d) If the conditions set out in this Agreement have been met, the Issuing Bank must issue the Letter of Credit on the Utilisation Date.

6.4  Extension of a Letter of Credit

(a) A Borrower may request that a Letter of Credit issued on its behalf is extended by delivery to the Lender of a notice specifying the new proposed Maturity Date three Business Days before the Maturity Date of that Letter of Credit.

(b) An extension request will be treated in the same way as a Request except that the requirement to attach a form of the Letter of Credit will not apply.

(c) The terms of each extended Letter of Credit will remain the same as before the extension, except that:

     (i)  its amount may be reduced; and

    (ii)  its Maturity Date will be the date specified in the extension request.

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

(d) If the conditions set out in this Agreement have been met, the Issuing Bank must extend the Letter of Credit in the manner requested.

7.   LETTERS OF CREDIT

7.1  General

(a)  A Letter of Credit is repaid or prepaid if:

     (i)  a Borrower provides cash cover for that Letter of Credit;

    (ii) the maximum amount payable under the Letter of Credit is reduced in accordance with its terms; or

   (iii) the Issuing Bank is satisfied that it has no further liability under that Letter of Credit.

     The amount by which a Letter of Credit is repaid or prepaid under sub-paragraphs (i) and (ii) above is the amount of the relevant cash cover or reduction.

(b) If a Letter of Credit or any amount outstanding under a Letter of Credit is expressed to be immediately payable, the Borrower that requested the issue of that Letter of Credit must repay or prepay that amount immediately.

(c) Cash cover is provided for a Letter of Credit if a Borrower pays an amount in the currency of the Letter of Credit to an interest-bearing account with the Facility Agent in the Netherlands in the name of the Borrower and the following conditions are met:

     (i) until no amount is or may be outstanding under that Letter of Credit, withdrawals from the account may only be made to pay a Finance Party amounts due and payable to it under that Letter of Credit or this Clause; and

    (ii) the Borrower has executed a Security Document over that account, in form and substance satisfactory to the Facility Agent, creating a first ranking security interest over that account.

(d) The outstanding or principal amount of a Letter of Credit at any time is the maximum amount that is or may be payable by the relevant Borrower in respect of that Letter of Credit at that time.

7.2  Assignments and transfers

     The consent of the Issuing Bank is required for any assignment or transfer of any Lender's rights and obligations under the LC Facility.

7.3  Fees in respect of Letters of Credit

(a) Each Borrower must pay to the Issuing Bank a fronting fee in respect of each Letter of Credit requested by it in the manner agreed in the Fee Letter between the Issuing Bank and the Company. If the beneficiary of a Letter of Credit is an Original Lender then each Borrower must pay to that Original Lender a fronting fee as agreed between them in a Fee Letter.

(b) Each Borrower must pay to the Facility Agent for each Lender a letter of credit fee computed at the rate of, subject to adjustment under Clause 7.4 (Letter of credit fee adjustment), 3.25 per cent. per annum on the outstanding amount of each Letter of Credit requested by it for the

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     period from the issue of that Letter of Credit until its Maturity Date.
     This fee will be distributed according to each Lender's Pro Rata Share, adjusted to reflect any assignment or transfer to or by that Lender.

(c) Accrued letter of credit fee is payable quarterly in arrears (or any shorter period that ends on the Maturity Date for that Letter of Credit). Accrued letter of credit fee is also payable to the Facility Agent on the cancelled amount of any Lender's Commitment at the time the cancellation is effective if that Commitment is cancelled in full and the Letters of Credit prepaid or repaid in full.

7.4  Letter of credit fee adjustment

(a) The letter of credit fee on the outstanding amount of each Letter of Credit for the period from the issue of the Letter of Credit until its Maturity Date will be adjusted by reference to the lower of the corporate credit rating assigned to the Company by S&P and the senior implied rating assigned by Moody's (the "Lowest Rating") or an equivalent rating of another ratings agency approved as an alternative by the Facility Agent and the Company in writing. The letter of credit fee will be adjusted to the percentage rate per annum specified in column 2 of the table below and set out opposite the relevant Lowest Rating specified in column 1.

                     Column 1                       Column 2

                   Lowest Rating              Letter of credit fee
                                             (per cent. per annum)

                BBB - /Baa3 or higher                1.00

                       BB+/Ba1                       1.75

                       BB/Ba2                        2.50

                       BB-/Ba3                       3.25

                   B+/Bl or lower                    4.00

(b) At any time when no corporate credit rating is assigned to the Company by S&P or senior implied rating assigned by Moody's or another ratings agency approved as an alternative by the Facility Agent and the Company in writing, the letter of credit fee will be 4.00 per cent. per annum.

(c)  Any adjustment to the letter of credit fee in accordance with paragraphs
     (a) or (b) above will apply to the period from the issue of a Letter of Credit which starts on or after:

     (i)  the date of publication of any relevant change to the Lowest Rating;
          or

    (ii) the date on which no long term credit rating is assigned to the Company by S&P or Moody's.

(d) Promptly after it becomes aware of it, the Company shall inform the Facility Agent in writing of any change in the Lowest Rating or if the circumstances contemplated by paragraph (b) arise.

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

7.5  Claims under a Letter of Credit

(a) Each Borrower irrevocably and unconditionally authorises the Issuing Bank to pay any claim made or purported to be made under a Letter of Credit requested by it and which appears on its face to be in order (a claim).

(b) Each Borrower must immediately on demand pay to the Facility Agent for the Issuing Bank an amount equal to the amount of any claim.

(c)  Each Borrower acknowledges that the Issuing Bank:

     (i) is not obliged to carry out any investigation or seek any confirmation from any other person before paying a claim; and

    (ii) deals in documents only and will not be concerned with the legality of a claim or any underlying transaction or any available set-off, counterclaim or other defence of any person.

(d)  The obligations of a Borrower under this Clause will not be affected by:

     (i) the sufficiency, accuracy or genuiness of any claim or any other document; or

    (ii) any incapacity of, or limitation on the powers of, any person signing a claim or other document.

7.6  Indemnities

(a) A Borrower must immediately on demand indemnify the Issuing Bank against any loss or liability (including, without limitation, arising from any action or proceeding or claim) which the Issuing Bank incurs under or in connection with any Letter of Credit requested by it, except to the extent that the loss or liability is directly caused by the gross negligence or wilful misconduct of the Issuing Bank.

(b) Each Lender must immediately on demand indemnify the Issuing Bank against its share of any loss or liability which the Issuing Bank incurs under or in connection with any Letter of Credit and which has not been paid for by an Obligor, except to the extent that the loss or liability is directly caused by the gross negligence or wilful misconduct of the Issuing Bank.

(c) A Lender's share of the liability or loss referred to in sub-paragraph (b) above will be its Pro Rata Share on the Utilisation Date, adjusted to reflect any subsequent assignment or transfer under this Agreement.

(d) The relevant Borrower must immediately on demand reimburse any Lender for any payment it makes to the Issuing Bank under this Subclause.

(e) The obligations of each Lender under this Clause are continuing obligations and will extend to the ultimate balance of all sums payable by that Lender under or in connection with any Letter of Credit, regardless of any intermediate payment or discharge in whole or in part.

(f) The obligations of any Lender under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or any other person). This includes:

     (i)  any time or waiver granted to, or composition with, any person;

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

    (ii) any release of any person under the terms of any composition or arrangement;

   (iii) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

    (iv) any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

     (v) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

    (vi) any amendment (however fundamental) of a Finance Document, any Letter of Credit or any other document or security; or

   (vii) any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document, any Letter of Credit or any other document or security.

7.7  Rights of contribution

     No Borrower will be entitled to any right of contribution or indemnity from any Finance Party in respect of any payment it may make under this Clause.

8.   REPAYMENT

8.1  Repayment of Loans

(a)  Each Borrower must repay each Loan made to it in full on its Maturity Date.

(b) Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above may be re-borrowed.

8.2  Repayment of Letters of Credit

(a) Each Borrower must repay each Letter of Credit issued on its behalf in full on its Maturity Date. No Letter of Credit may expire after the Final Maturity Date.

(b) Subject to the other terms of this Agreement, any amounts repaid under paragraph (a) above may be re-utilised.

9.   PREPAYMENT AND CANCELLATION

9.1  Mandatory prepayment - illegality

(a) A Lender must notify the Company promptly if it becomes aware that it is unlawful in any jurisdiction for that Lender to perform any of its obligations under a Finance Document or to fund or maintain its share in any Credit.

(b)  After notification under paragraph (a) above:

     (i) each Borrower must repay or prepay the share of that Lender in each Credit utilised by it on the date specified in paragraph (c) below; and

    (ii)  the Commitment of that Lender will be immediately cancelled.

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(c)  The date for repayment or prepayment of a Lender's share in a Credit will be:

     (i)  the last day of the current Term of that Loan; or

    (ii) if earlier, the date specified by the Lender in the notification under paragraph (a) above and which must not be earlier than the last day of any applicable grace period allowed by law.

9.2  Mandatory prepayment - Company change of control

(a)  For the purposes of this Clause:

     a Company change of control occurs if:

     (i) any person or group of persons acting in concert gains control of the Company (other than Stichting Ahold Continuiteit arising from the issue of preferred shares pursuant to an option agreement as amended and restated in March 1997 for the purposes of delaying, deferring or preventing a change in control of the Company); or

    (ii) all or substantially all of the assets or business of the Company are sold.

     acting in concert means acting together pursuant to an agreement or understanding (whether formal or informal); and

     control means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise.

(b) The Company must promptly notify the Facility Agent if it becomes aware of any Company change of control.

(c) After a Company change of control, if the Majority Lenders so require, the Facility Agent must, by notice to the Company:

     (i)  cancel the Total Commitments;

    (ii) declare all outstanding Credits, together with accrued interest and all other amounts accrued under the Finance Documents, to be immediately due and payable; and

   (iii)  call for full cash cover in respect of each Letter of Credit.

     Any such notice will take effect in accordance with its terms.

9.3  Mandatory prepayment - Borrower change of control

(a)  For the purposes of this Clause:

     a Borrower change of control occurs if:

     (i) the Company ceases to wholly-own (directly or indirectly) or to control a Borrower; or

    (ii) all or substantially all of the assets or business of a Borrower are sold.

     acting in concert means acting together pursuant to an agreement or understanding (whether formal or informal); and

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     control means the power to direct the management and policies of an entity, whether through the ownership of voting capital, by contract or otherwise.

(b) An Obligor must promptly notify the Facility Agent if it becomes aware of any Borrower change of control.

(c)  Upon the occurrence of a Borrower change of control:

     (i) all outstanding Credits drawn or issued by or on behalf of the relevant Borrower must be repaid in full;

    (ii) the Lenders may call for full cash cover for each Letter of Credit issued on behalf of the Borrower; and

   (iii) the relevant Borrower shall automatically cease to be a Borrower for the purposes of this Agreement.

9.4  Mandatory prepayment - disposals

(a)  In this Subclause:

     net proceeds means any amount received by a member of the Group as consideration for a relevant disposal to a person which is not a member of the Group, including:

     (i) the amount of any intercompany loan repaid or prepaid to continuing members of the Group; and

    (ii) the amount of any deferred consideration in respect of that relevant disposal,

     less all Taxes and reasonable costs and expenses incurred by members of the Group in connection with the disposal, receipt or recovery; and

     relevant disposal means a disposal or any transaction referred to in Clause 21.5(c) (Negative pledge) of any asset or business (whether by way of a share or asset sale), other than:

     (i) a disposal which is permitted under sub paragraphs (b)(i) to (iii) of Subclause 21.11 (Disposals) or sub paragraph (d)(i) of Subclause 21.5; or

    (ii) a disposal by any member of the Group other than The Stop & Shop Supermarket Company and Albert Heijn B.V. (but not a transaction described in Clause 21.5(c)) where the net proceeds received are less than (euro)50,000,000 or its equivalent in any one transaction up to an aggregate amount of(euro) 150,000,000 in all disposals;

(b) The Company shall procure that an amount equal to the amount of net proceeds from relevant disposals is, immediately upon receipt, applied in or towards prepaying the Credits. In this regard the provisions of Clause
     9.10 (Application between Facilities) shall apply.

(c) If the amount to be applied in prepaying the Credits is more than the amount of Credits (if any) then outstanding, the Company must immediately cancel the Commitments in an amount equal to the excess.

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9.5  Mandatory prepayment - debt or equity or capital markets issue

(a)  In this Subclause:

     net proceeds means any amount received by a member of the Group:

     (a)  as consideration for a relevant issue; or

     (b) as the proceeds of any Financial Indebtedness incurred by a member of the Group referred to in Clause 21.6(viii) (Financial Indebtedness),

     less all Taxes, prepayment of interest in the case of a mandatory convertible of debt into equity and reasonable costs and expenses incurred by members of the Group in connection with that relevant issue; and

     relevant issue means any issue, sale, private placement or public offering of any equity security (including any preference share) or any public or private bond or other capital market issue.

(b) The Company shall procure that an amount equal to the amount of net proceeds is, immediately upon receipt, applied in or towards prepaying the Credits. In this regard the Company shall comply with the instructions of the Facility Agent as to which Credits are to be prepaid from those proceeds.

(c) If the amount to be applied in prepaying the Credits is more than the amount of Credits (if any) then outstanding, the Company must immediately cancel the Commitments in an amount equal to the excess.

9.6  Voluntary prepayment

(a) Subject to paragraphs (b) and (c) below, each Borrower may, by giving not less than five Business Days' prior notice to the Facility Agent, prepay any Credit at any time in whole or in part.

(b) No Borrower may use the proceeds of a Loan to prepay another Loan unless agreed by the Lenders.

(c) If the Borrower delivers a notice of prepayment, the Facility Agent may (in consultation with the Borrower), direct the Borrower to apply the prepayment amount to specific Credits owed or incurred by that Borrower and the relevant Borrower must comply with the Facility Agent's instructions in this regard.

(d)  A prepayment of part of a Credit must be:

     (i) for a Credit denominated in Dollars, in a minimum amount of USD 25,000,000 and an integral multiple of USD 5,000,000; and

     (ii) for a Credit denominated in euro, in a minimum amount of
          (euro)25,000,000 and an integral multiple of (euro)5,000,000.

9.7  Automatic cancellation

     The Commitments of each Lender will be automatically cancelled at the close of business on the last day of the Availability Period.

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9.8  Voluntary cancellation

(a) Subject to paragraph (b) below, the Company may, by giving not less than five Business Days' prior notice to the Facility Agent, cancel the unutilised amount of the Total Commitments in whole or in part.

(b) Partial cancellation of the Total Commitments may only occur in respect of the Secured Commitments once the Unsecured Commitments have been cancelled in full and, in any event must be:

      (i) for a Credit denominated in Dollars, in a minimum amount of USD25,000,000 and an integral multiple of USD5,000,000; and

     (ii) for a Credit denominated in euro, in a minimum amount of
          (euro)25,000,000 and an integral multiple of (euro)5,000,000.

(c) Any cancellation in part will be applied against the Commitment of each Lender pro rata.

9.9  Involuntary prepayment and cancellation

(a) If an Obligor is, or will be, required to pay to a Lender a Tax Payment or an Increased Cost, the Company may, while the requirement continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.

(b)  After notification under paragraph (a) above:

     (i) each Borrower must repay or prepay that Lender's share in each Credit utilised by it on the date specified in paragraph (c) below; and

     (ii) the Commitment of that Lender will be immediately cancelled.

(c) The date for repayment or prepayment of a Lender's share in a Credit will be the last day of the Term for that Credit or, if earlier, the date specified by the Company in its notification.

9.10 Application between Facilities

(a) The Facility Agent may choose which Credits are to be prepaid pursuant to, and which Commitments are to be reduced following, any prepayment provided that the Letters of Credit shall be prepaid last. In the absence of any such instructions, the following paragraphs (b) and (c) shall apply.

(b)  Any amount to be applied in prepayment of the Credits must be applied:

     (i)  first, in prepayment of the Unsecured Loans; and

    (ii)  secondly, in prepayment of the Secured Loans, and

   (iii)  thirdly, in prepayment of the Letters of Credit,

     unless the Facility Agent directs the relevant Borrower or the Company otherwise provided that the Letters of Credit shall be prepaid last.

(c) Where there is a mandatory or involuntary prepayment of a Loan or a Letter of Credit, the relevant Commitments will, at the same time, be reduced by the same amount.

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(d)  If there is no Loan or Letter of Credit to be prepaid, the relevant
     Commitment will be reduced by the amount the Loans or Letters of Credit which would have been prepaid if they were outstanding at that time.

9.11 Re-borrowing of Credits

     Any voluntary prepayment of a Credit may be re-borrowed on the terms of this Agreement. Any mandatory or involuntary prepayment of a Credit may not be re-borrowed.

9.12 Miscellaneous provisions

(a) Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Credits and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b) All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

(c) The Majority Lenders may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(d) No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(e) No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

10.  INTEREST

10.1 Calculation of interest

     The rate of interest on each Loan for each Term is the percentage rate per annum equal to the aggregate of the applicable:

     (a)  Margin;

     (b) in the case of a Dollar Loan, LIBOR or, in the case of a Euro Loan, EURIBOR; and

     (c)  Mandatory Cost.

10.2 Payment of interest

     Except where it is provided to the contrary in this Agreement, each Borrower must pay accrued interest on each Loan made to it on the last day of each Term and also, if the Term is longer than six months, on the dates falling at six-monthly intervals after the first day of that Term.

10.3 Margin adjustment

(a) The Margin for each Loan for each of its Terms will be adjusted by reference to the lower of the corporate credit rating assigned to the Company by S&P and the senior implied rating assigned by Moody's (the "Lowest Rating") or an equivalent rating of another ratings agency approved as an alternative by the Facility Agent and the Company in writing. The Margin

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

     will be adjusted to the percentage rate per annum specified in column 2 of the table below and set out opposite the relevant Lowest Rating specified in column 1.

                      Column 1                        Column 2
                    Lowest Rating                      Margin
                                                 (per cent. per annum)

                 BBB-/Baa3 or higher                   1.00
                       BB+/Bal                         1.75
                       BB/Ba2                          2.50
                       BB-/Ba3                         3.25
                   B+/B1 or lower                      4.00

(b) At any time when no corporate credit rating is assigned to the Company by S&P or senior implied rating assigned by Moody's or another ratings agency approved as an alternative by the Facility Agent and the Company in writing, the Margin will be 4.00 per cent. per annum.

(c) Any adjustment to the Margin in accordance with paragraphs (a) or (b) above will apply to the Term of a Loan which starts on or after:

     (i)  the date of publication of any relevant change to the Lowest Rating;
          or

     (ii) the date on which no long term credit rating is assigned to the Company by S&P or Moody's.

(d) Promptly after it becomes aware of it, the Company shall inform the Facility Agent in writing of any change in the Lowest Rating or if the circumstances contemplated by paragraph (b) arise.

10.4 Interest on overdue amounts

(a) If an Obligor fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b) Interest on an overdue amount is payable at a rate determined by the Facility Agent to be one per cent. per annum above the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount. For this purpose, the Facility Agent may (acting reasonably):

     (i)  select successive Terms of any duration of up to three months; and

    (ii)  determine the appropriate Rate Fixing Day for that Term.

(c) Notwithstanding paragraph (b) above, if the overdue amount is a principal amount of a Loan and becomes due and payable prior to the last day of its current Term, then:

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

     (i) the first Term for that overdue amount will be the unexpired portion of that Term; and

     (ii) the rate of interest on the overdue amount for that first Term will be one per cent. per annum above the rate then payable on that Loan.

     After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) above.

(d) Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

10.5 Notification of rates of interest

     The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

11.  TERMS

11.1 Selection

(a)  Each Loan has one Term only.

(b)  A Borrower must select the Term for a Loan in the relevant Request.

(c) Subject to the following provisions of this Clause, each Term for a Loan will be one, two, three or six months or any other period agreed by the Company and the Lenders.

11.2 No overrunning the Final Maturity Date

     If a Term would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date.

11.3 Notification

     The Facility Agent must notify the Borrower and the Lenders of the duration of each Term promptly after ascertaining its duration.

12.  MARKET DISRUPTION

12.1 Failure of a Reference Bank to supply a rate

     If LIBOR or EURIBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by 12.00 noon (local time) on a Rate Fixing Day, the applicable LIBOR or EURIBOR will, subject as provided below, be calculated on the basis of the rates of the remaining Reference Banks.

12.2 Market disruption

(a)  In this Clause, each of the following events is a market disruption event:

     (i) LIBOR or EURIBOR is to be calculated by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by 12.00 noon (local time) on the Rate Fixing Day; or

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

     (ii) the Facility Agent receives by close of business on the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed 30 per cent. of that Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of LIBOR or EURIBOR for the relevant Term.

(b) The Facility Agent must promptly notify the Company and the Lenders of a market disruption event.

(c) After notification under paragraph (b) above, the rate of interest on each Lender's share in the affected Loan for the relevant Term will be the aggregate of the applicable:

     (i)  Margin;

     (ii) rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select; and

   (iii)  Mandatory Cost.

12.3 Alternative basis of interest or funding

(a) If a market disruption event occurs and the Facility Agent or the Company so requires, the Company and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan and any future Loan.

(b) Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the Parties.

13.  TAXES

13.1 General

     In this Clause Tax Credit means a credit against any Tax or any relief or remission for Tax (or its repayment).

13.2 Tax gross-up

(a) Each Obligor must make all payments to be made by it under the Finance Documents without any Tax Deduction, unless a Tax Deduction is required by law.

(b) If an Obligor or a Lender is aware that an Obligor must make a Tax Deduction (or that there is a change in the rate or the basis of a Tax Deduction), it must promptly notify the Facility Agent. The Facility Agent must then promptly notify the affected Parties.

(c) If a Tax Deduction is required by law to be made by an Obligor or the Facility Agent, the amount of the payment due from the Obligor will be increased to an amount which (after making the Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d) If an Obligor is required to make a Tax Deduction, that Obligor must make the minimum Tax Deduction allowed by law and must make any payment required in connection with that Tax Deduction within the time allowed by law.

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

(e) Within 30 days of making either a Tax Deduction or a payment required in connection with a Tax Deduction, the Obligor making that Tax Deduction must deliver to the Facility Agent for the relevant Finance Party evidence satisfactory to that Finance Party (acting reasonably) that the Tax Deduction has been made or (as applicable) the appropriate payment has been paid to the relevant taxing authority.

13.3 Tax indemnity

(a) Except as provided below, each Obligor must indemnify a Finance Party against any loss or liability which that Finance Party (in its absolute discretion) determines will be or has been suffered (directly or indirectly) by that Finance Party for or on account of Tax in relation to a payment received or receivable (or any payment deemed to be received or receivable) under a Finance Document.

(b) Paragraph (a) above does not apply to any Tax assessed on a Finance Party under the laws of the jurisdiction in which:

     (i) that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party has a Facility Office and is treated as resident for tax purposes; or

     (ii) that Finance Party's Facility Office is located in respect of amounts received or receivable in that jurisdiction,

     if that Tax is imposed on or calculated by reference to the net income received or receivable by that Finance Party. However, any payment deemed to be received or receivable, including any amount treated as income but not actually received by the Finance Party, such as a Tax Deduction, will not be treated as net income received or receivable for this purpose.

(c) A Finance Party making, or intending to make, a claim under paragraph (a) above must promptly notify the Company of the event which will give, or has given, rise to the claim.

13.4 Tax Credit

     If an Obligor makes a Tax Payment and the relevant Finance Party (in its absolute discretion) determines that:

     (a)  a Tax Credit is attributable to that Tax Payment; and

     (b)  it has used and retained that Tax Credit,

     the Finance Party must pay an amount to the Obligor which that Finance Party determines (in its absolute discretion) will leave it (after that payment) in the same after-tax position as it would have been in if the Tax Payment had not been required to be made by the Obligor.

13.5 Stamp taxes

     Each Obligor must pay and indemnify each Finance Party against any stamp duty, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into a Transfer Certificate.

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13.6 Value added taxes

(a) Any amount (including costs and expenses) payable under a Finance Document by an Obligor is exclusive of any value added tax or any other Tax of a similar nature which might be chargeable in connection with that amount. If any such Tax is chargeable, the Obligor must pay to the Finance Party (in addition to and at the same time as paying that amount) an amount equal to the amount of that Tax.

(b) The obligation of any Obligor under paragraph (a) above will be reduced to the extent that the Finance Party determines (acting reasonably) that it is entitled to repayment or a credit in respect of the relevant Tax.

13.7 U.S. Tax forms

(a) In this Subclause, U.S. person has the meaning given to it in Section 7701(a)(30) of the United States Internal Revenue Code of 1986.

(b) Except as provided below, each Lender which is not a U.S. person must supply to the Facility Agent and each U.S. Obligor two duly executed U.S. Internal Revenue Service Forms W-8-BEN or W-8ECI (as appropriate) to enable that U.S. Obligor to make payments to that Lender under the Finance Documents without any deduction or withholding in respect of any Tax in the United States of America.

(c) A Lender must comply with its obligations under paragraph (a) above as soon as practicable after the date it becomes a Party or (if later) the date the U.S. Obligor becomes a Party.

(d) A Lender is not obliged to supply any form under paragraph (a) above if it is unable to do so by reason of any change after the date of this Agreement in (or in the interpretation, administration or application of) any law or regulation or any published practice or concession of any relevant taxing authority.

(e) A U.S. Obligor is not obliged to pay any Tax Payment to a Lender to the extent that the Tax Payment would not have been payable if that Lender had complied with its obligations under this Subclause.

14.  INCREASED COSTS

14.1 Increased Costs

     Except as provided below in this Clause, each Obligor must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or any of its Affiliates as a result of:

     (a) the introduction of, or any change in, or any change in the interpretation, administration or application of, any law or regulation; or

     (b)  compliance with any law or regulation,

     made after the date of this Agreement.

14.2 Exceptions

     No Obligor need make any payment for an Increased Cost to the extent that the Increased Cost is:

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

     (a) compensated for under another Clause or would have been but for an exception to that Clause;

     (b) a tax on the overall net income of a Finance Party or any of its Affiliates; or

     (c) aftributable to a Finance Party or its Affiliate wilfully failing to comply with any law or regulation.

14.3 Claims

     A Finance Party intending to make a claim for an Increased Cost must notify the Company promptly of the circumstances giving rise to, and the amount of, the claim.

15.  MITIGATION

15.1 Mitigation

(a) Each Finance Party must, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which result or would result in:

     (i)   any Tax Payment or Increased Cost being payable to that Finance
           Party;

     (ii) that Finance Party being able to exercise any right of prepayment and/or cancellation under this Agreement by reason of any illegality; or

     (iii) that Finance Party incurring any cost of complying with the minimum reserve requirements of the European Central Bank,

     including transferring its rights and obligations under the Finance Documents to an Affiliate or changing its Facility Office.

(b) Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

(c) Each Obligor must indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of any step taken by it under this Subclause.

(d) A Finance Party is not obliged to take any step under this Subclause if, in the opinion of that Finance Party (acting reasonably), to do so might be prejudicial to it.

15.2 Conduct of business by a Finance Party

     No term of this Agreement will:

     (a) interfere with the right of any Finance Party to arrange its affairs (Tax or otherwise) in whatever manner it thinks fit;

     (b) oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it in respect of Tax or the extent, order and manner of any claim; or

     (c) oblige any Finance Party to disclose any information relating to its affairs (Tax or otherwise) or any computation in respect of Tax.

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16.  PAYMENTS

16.1 Place

     Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank:

     (a) in the principal financial centre of the country of the relevant currency; or

     (b) in the case of euro, in the principal financial centre of a Participating Member State or London,

     as it may notify to that Party for this purpose by not less than five Business Days' prior notice.

16.2 Funds

     Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may specify to the Party concerned as being customary at the time for the settlement of transactions in that currency in the place for payment.

16.3 Distribution

(a) Each payment received by the Facility Agent under the Finance Documents for another Party must, except as provided below, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank:

     (i) in the principal financial centre of the country of the relevant currency; or

     (ii) in the case of euro, in the principal financial centre of a Participating Member State or London,

     as it may notify to that Party for this purpose by not less than five Business Days' prior notice.

(b) The Facility Agent may apply any amount received by it for an Obligor in or towards payment (as soon as practicable after receipt) of any amount due from that Obligor under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c) Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

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16.4 Currency

(a) Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Clause.

(b) Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c) A repayment or prepayment of any principal amount is payable in the currency in which that principal amount is denominated on its due date.

(d) Amounts payable in respect of costs and expenses are payable in the currency in which they are incurred.

(e)  Each other amount payable under the Finance Documents is payable in euros.

16.5 No set-off or counterclaim

     All payments made by an Obligor under the Finance Documents must be made without set-off or counterclaim.

16.6 Business Days

(a) If a payment under the Finance Documents is due on a day which is not a Business Day, the due date for that payment will instead be the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not) or whatever day the Facility Agent determines is market practice.

(b) During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

16.7 Partial payments

(a) If any Administrative Party receives a payment insufficient to discharge all the amounts then due and payable by the Obligors under the Finance Documents, the Administrative Party must apply that payment towards the obligations of the Obligors under the Finance Documents in the following order:

     (i) first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;

     (ii) secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement;

     (iii) thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

     (iv) fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b) The Facility Agent must, if so directed by the Majority Lenders, vary the order set out in subparagraphs (a)(ii) to (iv) above.

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(c)  This Subclause will override any appropriation made by an Obligor.

16.8 Timing of payments

     If a Finance Document does not provide for when a particular payment is due, that payment will be due within three Business Days of demand by the relevant Finance Party.

17.  GUARANTEE AND INDEMNITY

17.1 Guarantee and indemnity -- Dollar Obligors

(a) Each Dollar Guarantor (other than a U.S. Obligor) jointly and severally and irrevocably and unconditionally:

     (i) guarantees to each Finance Party punctual performance by each Dollar Borrower of all its payment obligations under the Finance Documents;

     (ii) undertakes with each Finance Party that, whenever a Dollar Borrower does not pay any amount when due under any Finance Document, it must immediately on demand by the Facility Agent pay that amount as if it were the principal obligor; and

     (iii) indemnifies each Finance Party immediately on demand against any loss or liability suffered by that Finance Party if any payment obligation guaranteed by it is or becomes unenforceable, invalid or illegal; the amount of the loss or liability under this indemnity will be equal to the amount the Finance Party would otherwise have been entitled to recover.

(b) Each Dollar Guarantor that is a U.S. Obligor jointly and severally and irrevocably and unconditionally agrees to guaranty, pursuant to the U.S. Guarantee, its Dollar Guaranteed Obligations (as defined in the U.S. Guarantee).

17.2 Guarantee and indemnity -- Euro Obligors

(a) Each Euro Guarantor (other than a U.S. Obligor) jointly and severally and irrevocably and unconditionally:

     (i) guarantees to each Finance Party punctual performance by each Euro Borrower of all its payment obligations under the Finance Documents;

     (ii) undertakes with each Finance Party that, whenever a Euro Borrower does not pay any amount when due under any Finance Document, it must immediately on demand by the Facility Agent pay that amount as if it were the principal obligor; and

     (iii) indemnifies each Finance Party immediately on demand against any loss or liability suffered by that Finance Party if any payment obligation guaranteed by it is or becomes unenforceable, invalid or illegal; the amount of the loss or liability under this indemnity will be equal to the amount the Finance Party would otherwise have been entitled to recover.

     (b) Each Euro Guarantor that is a U.S. Obligor jointly and severally and irrevocably and unconditionally agrees to guaranty, pursuant to the U.S. Guarantee, its Euro Guaranteed Obligations (as defined in the U.S. Guarantee).

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     For purposes of Clauses 17.3 to 17.10 (inclusive) the term "Guarantor" does not include any Guarantor that is a U.S. Obligor.

17.3 Continuing guarantee

     This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.4 Reinstatement

(a) If any discharge (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) or arrangement is made in whole or in part on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of each Guarantor under this Clause will continue as if the discharge or arrangement had not occurred.

(b) Each Finance Party may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

17.5 Waiver of defences

     The obligations of each Guarantor under this Clause will not be affected by any act, omission or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this Clause (whether or not known to it or any Finance Party). This includes:

     (a)  any time or waiver granted to, or composition with, any person;

     (b) any release of any person under the terms of any composition or arrangement;

     (c) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any person;

     (d) any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

     (e) any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of any person;

     (f) any amendment (however fundamental) of a Finance Document or any other document or security; or

     (g) any unenforceability, illegality, invalidity or non-provability of any obligation of any person under any Finance Document or any other document or security.

17.6 Immediate recourse

     Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other right or security or claim payment from any person before claiming from that Guarantor under this Clause.

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17.7 Appropriations

     Until all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may without affecting the liability of any Guarantor under this Clause:

     (a) refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts; or

     (b) apply and enforce them in such manner and order as it sees fit (whether against those amounts or otherwise); and

     (c) hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of that Guarantor's liability under this Clause.

17.8 Non-competition

     Unless:

     (a) all amounts which may be or become payable by the Obligors under the Finance Documents have been irrevocably paid in full; or

     (b)  the Facility Agent otherwise directs,

     no Guarantor will, after a claim has been made or by virtue of any payment or performance by it under this Clause:

     (i) be subrogated to any rights, security or moneys held, received or receivable by any Finance Party (or any trustee or agent on its behalf);

     (ii) be entitled to any right of contribution or indemnity in respect of any payment made or moneys received on account of that Guarantor's liability under this Clause;

     (iii) claim, rank, prove or vote as a creditor of any Obligor or its estate in competition with any Finance Party (or any trustee or agent on its behalf); or

     (iv) receive, claim or have the benefit of any payment, distribution or security from or on account of any Obligor, or exercise any right of set-off as against any Obligor.

     Each Guarantor must hold in trust for and immediately pay or transfer to the Facility Agent for the Finance Parties any payment or distribution or benefit of security received by it contrary to this Clause or in accordance with any directions given by the Facility Agent under this Clause.

17.9 Additional security

     This guarantee is in addition to and is not in any way prejudiced by any other security now or subsequently held by any Finance Party.

17.10 Limitafions

     This guarantee does not apply to any liability to the extent it would result in this guarantee constituting unlawful financial assistance.

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18.  REPRESENTATIONS

18.1 Representations

     The representations set out in this Clause are made by each Obligor or (if it so states) the Company to each Finance Party.

18.2 Status

(a) It is a limited liability company, duly incorporated and validly existing under the laws of its jurisdiction of incorporation.

(b) It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

18.3 Powers and authority

     It has the power to enter into and perform, and has taken all necessary action to authorise the entry into and performance of, the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

18.4 Legal validity

     Subject to any general principles of law limiting its obligations and referred to in any legal opinion required under this Agreement, each Finance Document to which it is a party is its legally binding, valid and enforceable obligation and is admissible in evidence in its jurisdiction of incorporation.

18.5 Non-conflict

     The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not conflict with:

     (a)  any law or regulation applicable to it;

     (b)  its or any of its Subsidiaries' constitutional documents; or

     (c) any document which is binding upon it or any of its Subsidiaries or any of its or its Subsidiaries' assets.

18.6 No default

(a) No Default is outstanding or will result from the execution of, or the performance of any transaction contemplated by, any Finance Document; and

(b) no other event is outstanding which constitutes a default under any document which is binding on it or any of its Subsidiaries or any of its or its Subsidiaries' assets to an extent or in a manner which is reasonably likely to have a Material Adverse Effect.

18.7 Authorisations

     Except for registration of certain Dutch Security Documents with the appropriate tax authority or public register, all authorisations required by it in connection with the entry into,

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

     performance, validity and enforceability of, and the transactions contemplated by, the Finance Documents have been obtained or effected (as appropriate) and are in full force and effect.

18.8 Financial statements

     Its audited financial statements most recently delivered to the Facility Agent (which, in the case of the Company at the date of this Agreement, are the Original Financial Statements):

     (a) have been prepared in accordance with accounting principles and practices generally accepted in its jurisdiction of incorporation, consistently applied; and

     (b) give a true and fair view of its financial condition (consolidated, if applicable but not consolidated in the case of each Borrower) as at the date to which they were drawn up,

     except, in the case of the Original Financial Statements, as disclosed to the contrary in the letter to the Facility Agent and the Arrangers referred to in paragraph 5(n) of Part 1 of Schedule 2 (Conditions Precedent Documents).

18.9 No material adverse change

(a) There has been no material adverse change in the consolidated financial condition of the Company since the date to which the Original Financial Statements were drawn up except as disclosed to the contrary in the letter to the Facility Agent and the Arrangers referred to in paragraph 5(n) of
     Part 1 of Schedule 2 (Conditions Precedent Documents).

(b) From the date of delivery of the audited unconsolidated accounts of each Borrower to the Facility Agent, there has been no material adverse change in the unconsolidated financial condition of either Borrower since 31st December, 2002.

18.10 Litigation

     No litigation, arbitration or administrative proceedings are current or, to its knowledge, pending or threatened, which, if reasonably likely to be adversely determined, are reasonably likely to have a Material Adverse Effect.

18.11 Information

(a) All factual information supplied by the Company to any Finance Party was true and accurate (or, in the case of information provided by any other person, was true and accurate to the best of its knowledge and belief) in all material respects as at its date, unless subsequently updated in writing;

(b) the budgets, forecasts and financial projections supplied by the Company to any Finance Party have been prepared on the basis of assumptions and recent historical information which are as a whole believed by the Company to be reasonable as at the date they were supplied;

(c) except as disclosed to the contrary in the letter to the Facility Agent and the Arrangers referred to in paragraph 5(n) of Part 1 of Schedule 2 (Conditions Precedent Documents), the factual information and budgets, forecasts and financial projections supplied by the Company did not omit, as at their date, any information which, if disclosed, would make them untrue or misleading in any respect which might reasonably be considered to be adverse to the interests of the Finance Parties; and

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

(d) except as disclosed to the contrary in the letter to the Facility Agent and the Arrangers referred to in paragraph 5(n) of Part 1 of Schedule 2 (Conditions Precedent Documents), nothing has occurred since the date of that factual information or those budgets, forecasts and financial projections which, if disclosed, would make them untrue or misleading in any respect which might reasonably be considered to be adverse to the interests of the Finance Parties.

18.12 Information Memorandum

(a) In this Subclause, Information Memorandum means the information memorandum to be prepared on behalf of, and approved by, the Company in connection with this Agreement.

(b)  In the case of the Company only:

     (i) the factual information contained in the Information Memorandum was true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given;

     (ii) the financial projections contained in the Information Memorandum have been prepared as at its date, on the basis of recent historical information and assumptions believed by the Company to be reasonable;

     (iii) each expression of opinion or intention contained in the Information Memorandum was made after careful consideration and enquiry and is believed by the Company to be reasonable as at the date at which it is stated to be given;

     (iv) the Information Memorandum did not omit as at its date any information which, if disclosed, would make the Information Memorandum untrue or misleading in any respect which might reasonably be considered to be adverse to the interests of the Finance Parties; and

     (v) nothing has occurred since the date of the Information Memorandum which, if disclosed, would make the Information Memorandum untrue or misleading in any respect which might reasonably be considered to be adverse to the interests of the Finance Parties.

18.13 Structure

     In the case of the Company only and as at the date of delivery of the Structure Chart to the Arrangers, the Structure Chart shows all members of the Dutch and U.S. parts of the Group.

     For these purposes, the Structure Chart is the corporate structure chart to be provided to the Arrangers no later than 14th March, 2003 which sets out the ownership of the companies within the Dutch and U.S. parts of the Group.

18.14 Pari passu ranking

     Its payment obligations under the Finance Documents rank (to the extent that they are not secured under the Security Documents) at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

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18.15 Taxes on payments

     As at the date of this Agreement, all amounts payable by it under the Finance Documents may be made without any Tax Deduction.

18.16 Stamp duties

     As at the date of this Agreement, no stamp or registration duty or similar Tax or charge is payable in its jurisdiction of incorporation in respect of any Finance Document.

18.17 Immunity

(a) The execution by it of each Finance Document constitutes, and the exercise by it of its rights and performance of its obligations under each Finance Document will constitute, private and commercial acts performed for private and commercial purposes; and

(b) it will not be entitled to claim immunity from suit, execution, attachment or other legal process in any proceedings taken in its jurisdiction of incorporation in relation to any Finance Document.

18.18 No adverse consequences

(a)  It is not necessary under the laws of its jurisdiction of incorporation:

      (i) in order to enable any Finance Party to enforce its rights under any Finance Document; or

     (ii) by reason of the execution of any Finance Document or the performance by it of its obligations under any Finance Document,

     that any Finance Party should be licensed, qualified or otherwise entitled to carry on business in its jurisdiction of incorporation; and

(b) no Finance Party is or will be deemed to be resident, domiciled or carrying on business in its jurisdiction of incorporation by reason only of the execution, performance and/or enforcement of any Finance Document.

18.19 Financial Indebtedness and Security Interests

(a) No member of the Group has any Financial Indebtedness outstanding which is not permitted by the terms of this Agreement.

(b) No Security Interest exists over the whole or any part of the respective present or future assets of any member of the Group except for those permitted under Subclause 21.5 (Negative pledge).

18.20 No winding-up

(a) No Material Group Member has taken any corporate action nor have any other steps been taken or legal proceedings been started or (to the best of its knowledge and belief) threatened against any such Material Group Member for its winding-up, dissolution, administration or re-organisation or for the appointment of a receiver, administrator, administrative receiver, trustee or similar officer in respect of a Material Group Member or of any or all of its assets or revenues.

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(b)  It and each of its Subsidiaries is able to pay its debts as and when they fall due.

18.21 Jurisdiction/governing law

(a)  Its:

       (i) irrevocable submission under this Agreement to the jurisdiction of the courts of England and New York;

      (ii) agreement that this Agreement is governed by English law; and

     (iii) agreement not to claim any immunity to which it or its assets may be entitled, are legal, valid and binding under the laws of its jurisdiction of incorporation; and

(b) any judgment obtained in England or in New York will be recognised and be enforceable by the courts of its jurisdiction of incorporation.

18.22 United States laws

(a)  In this Subclause:

     holding company, affiliate and subsidiary company have the meanings given to them in the United States Public Utility Holding Company Act of 1935.

     investment company and controlled have the meanings given to them in the Unites States Investment Company Act 1940.

     public utility has the meaning given to it in the United States Federal Power Act of 1920.

(b)  It is not:

       (i) a holding company, an affiliate of a holding company or a subsidiary company of a holding company, or subject to regulation, under the United States Public Utility Holding Company Act of 1935;

      (ii) a public utility, or subject to regulation, under the United States Federal Power Act of 1920;

     (iii) an investment company or a company controlled by an investment company; or

      (iv) subject to regulation under any United States Federal or State law or regulation that limits its ability to incur or guarantee indebtedness.

(c) Each Plan of a U.S. Obligor and of each ERISA Affiliate of a U.S. Obligor complies in all material respects with all applicable requirements of law and regulation. No Reportable Event has occurred with respect to any Plan, and no steps have been taken to terminate any Plan. No U.S. Obligor nor any of its Subsidiaries or ERISA Affiliates has had a complete or partial withdrawal from an Multiemployer Plan or initiated any steps to do so.

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18.23 Dutch Banking Act

     On the date of this Agreement:

     (a) if a Dutch Borrower is a credit institution (kredietinstelling) under the Dutch Banking Act, it is in compliance with the applicable provisions of the Dutch Banking Act and any implementing regulations including, but not limited to, the Dutch Exemption Regulation; and

     (b) each Dutch Borrower has verified the status of each person which is a Lender under this Agreement either as:

           (i) a Professional Market Party under the Dutch Exemption Regulation; or

          (ii) exempted from the requirement to be a Professional Market Party because it forms part of a closed circle (gesloten kring) with the relevant Dutch Borrower.

18.24 Ownership of assets/licences etc.

     Each member of the Group has, to the extent material, such good title to or valid leases of, or other appropriate licence, authorisation or consent to use, its assets as is necessary to carry on its business as presently conducted.

18.25 Pension Schemes

     All pension schemes applied within the Group comply in all material aspects with all material provisions of applicable law and employ reasonable actuarial assumptions. No member of the Group has any unsatisfied material liability in respect of any pension scheme and there are no circumstances which may give rise to any such material liability.

18.26 Key Intellectual Property

(a) Subject to (b) and (c) below, each member of the Group owns or has validly licensed to it and has properly registered and taken all other necessary or appropriate action to maintain and protect its material Intellectual Property and it has not become aware that it has infringed any third party Intellectual Property in any respect which might reasonably be considered to be adverse to the interests of the Finance Parties.

(b) Albert Heijn B.V. owns and has properly registered and taken all other necessary or appropriate action to maintain and protect its Intellectual Property in the name Albert Heijn and its logo (together with any other related brand names or identities).

(c) S&S Brands, Inc. owns and has properly registered and taken all other necessary or appropriate action to maintain and protect its Intellectual Property in the name Stop and Shop and its logo (together with any other related brand names or identities).

(d) The brand names "Tops", "Giant" and "Bi-Lo" (together with any other related brand names, logos or identities) are owned and properly registered by Tops Brands, Inc. GFC Brands, Inc. and Bi-Lo Brands, Inc. respectively.

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18.27 Environment

(a) It has obtained all Environmental Approvals required for the carrying on of its business as currently conducted and has at all times complied with:

     (i)  the terms and conditions of such Environmental Approvals; and

    (ii)  all other applicable Environmental Laws,

     where, in each case, if not obtained or compiled with the failure or its consequences would have a Material Adverse Effect. There are to its knowledge no circumstances that may prevent or interfere with such compliance in the future.

(b) There is no Environmental Claim pending or formally threatened and there are no past or present acts, omissions, events or circumstances that would form, or are reasonably likely to form the basis of any Environmental Claim (including any arising out of the generation, storage, transport, disposal or release of any dangerous substance) against any member of the Group which, if adversely determined, would have a Material Adverse Effect.

18.28 Security Interests

(a) Each executed (and, where required registered) Security Document (other than a U.S. Security Document) to which it is a party constitutes a Security Interest securing amounts owing to the Finance Parties under the Finance Documents, over the assets to which it is expressed to relate, and, except for obligations mandatorily preferred by laws of general application, with the ranking it is expressed to have (being first ranking if no other ranking is expressed);

(b) as at the date of this Agreement it is not registered with the Registrar of Companies, or has an established place of business, in England and Wales; and

(c) if it is a party to a Security Document then, any shares charged, mortgaged or pledged by it pursuant to each relevant Security Document are all fully paid and not subject to any option to purchase or similar rights other than those mandatorily prescribed by law. The constitutional documents of any member of the Group, the shares of which are subject to the Security Interest created by the relevant Security Documents do not and could not restrict or inhibit any transfer of such shares on creation or on enforcement of the Security Interests constituted by such Security Documents other than restrictions specifically referred to in the Security Documents.

18.29 U.S. Document representations

     If it is a party to a U.S. Document, each representation and warranty made by it in that U.S. Document is true and correct.

18.30 Times for making representations

(a) The representations set out in this Clause are made by each Original Obligor on the date of this Agreement.

(b) Unless a representation is expressed to be given at a specific date, each representation is deemed to be repeated by:

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      (i)  each Additional Obligor and the Company on the date that Additional
           Obligor becomes an Obligor; and

     (ii) each Obligor on the date of each Request and the first day of each Term.

(c) When a representation in Clause 18.6(a) (No default) is repeated on a Request for a Rollover Credit or the first day of a Term for a Loan (other than the first Term for that Loan), the reference to a Default will be construed as a reference to an Event of Default.

(d) When a representation is repeated, it is applied to the circumstances existing at the time of repetition.

19.  INFORMATION COVENANTS

19.1 Financial statements

(a) The Company must supply to the Facility Agent in sufficient copies for all the Lenders:

       (i) its audited consolidated financial statements for its financial year ending 31st December, 2002;

      (ii) the audited consolidated financial statements of each Borrower for its financial year ending 31st December, 2002;

     (iii) its interim financial statements for the first half-year of its financial year ending 31st December, 2003;

      (iv) the interim financial statements of The Stop & Shop Supermarket Company and its Subsidiaries and the Albert Heijn Management Unit for the first half-year of its financial year ending 31st December, 2003; For these purposes and for sub-paragraph (vi) below, Albert Heijn Management Unit means Albert Heijn B.V., Ahold Coffee Company B.V. and Albert Heijn Franchise B.V.

       (v) its quarterly financial statements; and

      (vi) the monthly management accounts of The Stop & Shop Supermarket Company and its Subsidiaries and the Albert Heijn Management Unit.

(b) All financial statements must be supplied as soon as they are available and:

       (i) in the case of the Company's annual audited financial statements, no later than 30th June, 2003;

      (ii) in the case of each Borrower's audited consolidated financial statements for the year ended 31st December, 2002, no later than 31st May, 2003;

     (iii) in the case of any interim or quarterly financial statements, within 60 days of the end of the relevant financial period; and

      (iv) in the case of any monthly management accounts, within 28 days of the end of the relevant financial period.

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19.2 Form of financial statements

(a) The Company must ensure that each set of financial statements supplied under this Agreement gives (if audited) a true and fair view of, or (if unaudited) fairly represents, the financial condition (consolidated or otherwise) of the relevant person as at the date to which those financial statements were drawn up except (to the extent relevant in the case of the Company in relation to accounts relating to a period ending before 31st December, 2002) as disclosed to the contrary in the letter to the Facility Agent and the Arrangers referred to in paragraph 5(n) of Part 1 Schedule 2 (Condition Precedent Documents).

(b) The Company must notify the Facility Agent of any change to the manner in which the financial statements of any Obligor are prepared.

(c)  If requested by the Facility Agent, the Company must supply to the Facility
     Agent:

       (i) a full description of any change notified under paragraph (b) above; and

      (ii) sufficient information to enable the Finance Parties to make a proper comparison between the financial position shown by the set of financial statements prepared on the changed basis and its most recent such financial statements delivered to the Facility Agent under this Agreement.

      (d) If requested by the Facility Agent, the Company must enter into discussions for a period of not more than 30 days with a view to agreeing any amendments required to be made to this Agreement to place the Company and the Lenders in the same position as they would have been in if the change had not happened. Any agreement between the Company and the Facility Agent will be, with the prior consent of the Majority Lenders, binding on all the Parties.

     (e) If no agreement is reached under paragraph (d) above on the required amendments to this Agreement, the Company must supply with each set of such financial statements another set of such financial statements prepared on the same basis as the Original Financial Statements and certified by its auditors.

19.3 Compliance Certificate

(a) The Company must supply to the Facility Agent a Compliance Certificate with each set of its financial statements delivered in respect of a period ending on the last day of each of its financial quarters in any year.

(b) A Compliance Certificate must be signed by two authorised signatories of the Company and, in the case of a Compliance Certificate supplied with its annual audited consolidated financial statements, its auditors.

19.4 Liquidity plan

(a) The Company must, on or prior to 31st March, 2003 and subsequently no less frequently than monthly, supply to the Facility Agent a copy of the latest liquidity plan for the Group (together with detailed evidence supporting that plan), approved by the managing board of the Company, demonstrating adequate liquidity for the Group for the period from the date of that plan until 31st December, 2003.

(b) The Company shall use its best endeavours to supply to the Facility Agent by 30th June, 2003 a liquidity plan for the Group (together with detailed evidence supporting that plan) approved

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     by the managing board of the Company, demonstrating adequate liquidity for the Group for the period to the end of the Company's first quarter 2004.

19.5 Auditors

     If the Facility Agent (or any of the Arrangers) wishes to discuss the financial position of any member of the Group with the auditors, the Facility Agent or the relevant Arranger may notify the Company, stating the questions or issues which it wishes to discuss with the auditors. In this event, the Company must ensure that the auditors are authorised (at the expense of the Company):

     (a) to discuss the financial position of each member of the Group with the Facility Agent (or any of the Arrangers) on request; and

     (b) to disclose to the Facility Agent (or any of the Arrangers) for the Finance Parties any information which reasonably requested.

19.6 Information - miscellaneous

     The Company must supply to the Facility Agent, in sufficient copies for all the Lenders if the Facility Agent so requests:

     (a) copies of all documents despatched by the Company to its shareholders (or any class of them) or its creditors generally or any class of them at the same time as they are despatched;

     (b) promptly upon becoming aware of them, details of any litigation, arbitration or administrative proceedings which are current, threatened or pending and which might, if adversely determined, have a Material Adverse Effect;

     (c)  promptly on request, a list of the then current Material Subsidiaries;

     (d) promptly on request, such further information regarding the financial condition and operations of the Group as any Finance Party through the Facility Agent may reasonably request; and

     (e) the Company must promptly notify the Facility Agent of any change in, or new rating, applicable to it or any of its Financial Indebtedness published by a Rating Agency.

     Rating Agency means Moody's or S&P or any other rating agency approved by the Majority Lenders and the Company.

19.7 Further information

     The Company must supply to the Facility Agent:

     (a) promptly, a copy of any filings with or information reported to any regulatory or self-regulatory body or stock exchange to which a member of the Group is required to (or is accustomed to) make filings or to report any information; and

     (b) promptly upon receipt, a copy of the Deloitte & Touche management letter for the year ended 31st December, 2002.

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19.8 Notification of Default

(a) Unless the Facility Agent has already been so notified by another Obligor, each Obligor must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

(b) Promptly on request by the Facility Agent, the Company must supply to the Facility Agent a certificate, signed by two of its authorised signatories on its behalf, certifying that no Default is outstanding or, if a Default is outstanding, specifying the Default and the steps, if any, being taken to remedy it.

19.9 Year end

     No Obligor may change its financial year end.

19.10 Use of websites

(a) Except as provided below, the Company may deliver any information under this Agreement to a Lender by posting it on to an electronic website if:

       (i) the Facility Agent and the Lender agree;

      (ii) the Company and the Facility Agent designate an electronic website for this purpose;

     (iii) the Company notifies the Facility Agent of the address of and password for the website; and

      (iv) the information posted is in a format agreed between the Company and the Facility Agent.

     The Facility Agent must supply each relevant Lender with the address of and password for the website.

(b) Notwithstanding the above, the Company must supply to the Facility Agent in paper form a copy of any information posted on the website together with sufficient copies for:

       (i) any Lender not agreeing to receive information via the website; and

      (ii) within ten Business Days of request any other Lender, if that Lender so requests.

(c) The Company must promptly upon becoming aware of its occurrence, notify the Facility Agent if:

       (i) the website cannot be accessed;

      (ii) the website or any information on the website is infected by any electronic virus or similar software;

     (iii) the password for the website is changed; or

      (iv) any information to be supplied under this Agreement is posted on the website or amended after being posted.

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     If the circumstances in paragraphs (i) or (ii) above occur, the Company must supply any information required under this Agreement in paper form.

20.  FINANCIAL COVENANTS

     The Company will ensure that at all times the consolidated financial condition of the Group, as evidenced by the Company's most recently published quarterly consolidated financial statements (adjusted to take account of any changes in circumstances which occur after the date as of which such audited annual consolidated financial statements were prepared), shall be such that the ratio, determined on a rolling four quarter average basis, of (i) operating results plus the amount attributable to amortisation of goodwill plus exceptional results relating to the termination of the joint venture between Velox Retail Holdings and Disco Ahold International Holdings N.V. in July 2002 only (if negative) to (ii) Net Interest Expense, is not less than 2.25:1.00.

     The expressions used in this Clause 20 shall have the meanings attributed thereto in the Original Financial Statements but so that "Net Interest Expense" shall equal interest expense minus interest income.

     In this Clause, "determined on a rolling four quarter average basis" means in relation to the ratio referred to above, such ratio tested at the end of each financial quarter by taking the average of such ratios calculated for each such financial quarter and the three immediately preceding financial quarters where financial quarter means a financial quarter of a financial year of the Company.

21.  GENERAL COVENANTS

21.1 General

     Each Obligor agrees to be bound by the covenants set out in this Clause relating to it and, where the covenant is expressed to apply to each member of the Group, each Obligor must ensure that each of its Subsidiaries performs that covenant.

21.2 Authorisations

     Each Obligor must promptly obtain, maintain and comply with the terms of any authorisation required under any law or regulation to enable it to perform its obligations under, or for the validity or enforceability of, any Finance Document.

21.3 Compliance with laws

     Each member of the Group must comply in all material respects with all laws to which it is subject.

21.4 Pari passu ranking

     Each Obligor must ensure that its payment obligations under the Finance Documents (to the extent that they are not secured pursuant to the Security Documents) rank at least pari passu with all its other present and future unsecured payment obligations, except for obligations mandatorily preferred by law applying to companies generally.

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21.5 Negative pledge

(a) Except as provided in paragraph (b) below, no member of the Group may create or allow to exist any Security Interest on any of its assets.

(b)  Paragraph (a) does not apply to:

       (i) any Security Interest constituted by the Security Documents; or

      (ii) any Security Interest existing at the date of this Agreement provided that:

          (A) the principal amount secured by all those Security Interests does not exceed (euro)75,000,000 in aggregate; and

          (B) the principal amount secured by any of those Security Interests is not increased after the date of this Agreement;

     (iii) any Security Interest given to Travellers securing up to US$100,000,000 in respect of obligations relating to workers compensation of U.S. members of the Group; or

      (iv) any Security Interest over cash given as collateral to the Bank of America for a letter of credit line it has provided to the Group.

(c)  Except as provided in paragraph (d) below, no member of the Group may:

       (i) sell, transfer or otherwise dispose of any of its assets on terms where it is or may be leased to or re-acquired or acquired by a member of the Group or any of its related entities; or

      (ii) sell, transfer or otherwise dispose of any of its receivables on recourse terms,

     in circumstances where the transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(d)  Paragraph (c) does not apply to any transaction(s) prohibited in (c) above:

       (i) provided that the aggregate proceeds do not exceed (euro)500,000,000; or

      (ii) if the threshold in (i) above is exceeded, and the excess net proceeds are applied in accordance with Clause 9.4 (Mandatory prepayment -- disposals)

(e) Each Obligor agrees that, if at any time after the date of this Agreement, the headroom under its negative pledge restrictions increases so that the aggregate amount of Credits secured under the Security Documents could be increased, it will immediately notify the Facility Agent and will, on request by the Facility Agent, make such amendments to the Finance Documents as maybe appropriate to effect an increase in the amount of Credits secured.

21.6 Financial Indebtedness

(a) Except as provided below, no member of the Group may incur any Financial Indebtedness.

(b)  Paragraph (a) does not apply to:

     (i)  any Financial Indebtedness incurred under the Finance Documents;

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

       (ii) any derivative transaction protecting against fluctuations in any rate or price entered into in the ordinary course of business (and not for speculative purposes);

      (iii) any Financial Indebtedness incurred by a member of the Group to replace or renew on substantially similar terms (but without increasing the actual principal amount outstanding thereunder at the time of replacement or renewal and excluding any Financial Indebtedness redeemed or repaid directly or indirectly from the making of a Credit) facilities existing prior to 24th February, 2003 which fall due for final repayment;

       (iv) any Financial Indebtedness owed by a Non-Obligor (other than a Subsidiary of a Borrower) to any other member of the Group;

        (v) any Financial Indebtedness owed by a Guarantor to another member of the Group provided that the claims of the member of the Group against that Guarantor have been subordinated to the satisfaction of the Facility Agent (under a Subordination Agreement or otherwise);

       (vi) any Financial Indebtedness owed by a Borrower or any Subsidiary of a Borrower to another member of the Group at the date of this Agreement provided that the claim of the member of the Group against that Borrower or Subsidiary of a Borrower have been subordinated to the satisfaction of the Facility Agent (under a Subordination Agreement or otherwise);

     (vii) Financial Indebtedness owed by a member of the Group (other than an Obligor or a Subsidiary of a Borrower) to any person not being a member of the Group which in aggregate at any time does not exceed
            (euro)50,000,000 or its equivalent at any time;

     (viii) any other Financial Indebtedness of any member of the Group (other than a Borrower or any Subsidiary of a Borrower) where the net proceeds are applied in or towards prepayment of the Credits in accordance with Clause 9.5 (Mandatory prepayment - debt or equity or capital markets issue);

       (ix) any Financial Indebtedness permitted by Clause 21.13 (Loans out); or

        (x) any Financial Indebtedness owed by any member of the Group under finance or capital leases which in aggregate at any time does not exceed (euro)50,000,000 or its equivalent at any time.

(c) The Stop and Shop Supermarket Company undertakes not to make any payment to Pentateuch CV.

21.7 No prepayment of external debt

(a) Except as provided below, no member of the Group may prepay any Financial Indebtedness.

(b)  Paragraph (a) does not apply to:

        (i) prepayment of any Financial Indebtedness incurred under the Finance Documents; or

       (ii) prepayment or repayment of amounts specified in a Request as being amounts to be repaid or prepaid from the making of a Credit, provided that such repayment or prepayment is made from the proceeds of that Credit, either directly or indirectly, on the date on which the Credit is utilised.

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21.8 Change of business

(a) The Company must ensure that no substantial change is made to the general nature of the business of the Company or the Group from that carried on at the date of this Agreement.

(b) Simon de Wit B.V. and Ahold Nederland B.V. must not carry on any business other than that of a holding company.

21.9 Mergers

     Other than a merger between Giant-Carlisle Holding, LLC and Tops Holdings, LLC or as permitted under Clause 21.11 (Disposals), no Obligor may enter
     into  any  amalgamation,   demerger,  merger  or  reconstruction  otherwise
     pursuant to a transaction agreed by the Majority Lenders.

21.10 Acquisitions

(a) Except as provided below, no member of the Group may make any acquisition or investment.

(b)  Paragraph (a) does not apply to:

       (i) acquisitions or investments made in the ordinary course of trade;

      (ii) the acquisition by The Stop & Shop Supermarket Company of 4 A&P stores;

     (iii) until the date on which the Unsecured Facilities are repaid and cancelled in full, acquisitions where the aggregate amount spent since the date of this Agreement, when aggregated with the aggregate amount of capital expenditure since the date of this Agreement, does not exceed the Company's capex budget; or

      (iv) from the date on which the Unsecured Facilities are repaid and cancelled in full, acquisitions where the aggregate amount spent since the date of this Agreement, when aggregated with the aggregate amount of capital expenditure since the date of this Agreement, does not exceed 110 per cent. of the Company's capex budget.

     For these purposes, the Company's capex budget is the amount specified in the document referred to in paragraph 5(1) of Part 1 of Schedule 2 (Conditions Precedent Documents) as the amount of the Group capital expenditure budget for the year ending 31st December, 2003.

21.11 Disposals

(a) Except as provided in paragraph (b) below or permitted under Clause 21.5(d) (Negative pledge), no member of the Group may, either in a single transaction or in a series of transactions and whether related or not and whether voluntarily or involuntarily, dispose of all or any part of its assets.

(b)  Paragraph (a) does not apply to any disposal made on arm's length terms:

       (i) of assets by a member of the Group in its ordinary course of trading; or

      (ii) of assets by a Non-Obligor (other than a Subsidiary of a Borrower) to another member of the Group; or

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

     (iii) disposals on a non-recourse basis of receivables by US Foodservice (or any of its Subsidiaries) for cash to a special purpose company under an existing securitisation programme provided that the aggregate amount of debt under that programme does not exceed US$850,000,000 at any time; or

      (iv) of assets for cash consideration payable in full at completion provided that up to 20% of the aggregate cash consideration may be deferred for up to 12 months and in each case the net proceeds (whether received on completion or after completion) are applied in accordance with Clause 9.4 (Mandatory prepayment - disposals).

21.12 Environmental matters

(a) Each member of the Group must ensure that it is, and has been, in compliance with all Environmental Law and Environmental Approvals applicable to it, where failure to do so is reasonably likely to have a Material Adverse Effect.

(b) Each Obligor must promptly upon becoming aware notify the Facility Agent of:

       (i) any Environmental Claim current, or to its knowledge, pending or threatened; or

      (ii) any circumstances reasonably likely to result in an Environmental Claim,

     which, if substantiated, is reasonably likely to either have a Material Adverse Effect or result in any liability for a Finance Party.

21.13 Loans out

(a) Except as provided in paragraph (b) below, no member of the Group may be the creditor in respect of any Financial Indebtedness or of any trade credit extended to any of its customers.

(b)  Paragraph (a) does not apply to:

       (i) trade credit extended by any member of the Group to its customers on normal commercial terms and in the ordinary course of its trading activities;

      (ii) any Financial Indebtedness which is permitted to be incurred by a member of the Group under Clause 21.6 (Financial Indebtedness);

     (iii) any Financial Indebtedness provided by a member of the Group to another person (including any other member of the Group) with the consent of the Majority Lenders;

      (iv) loans made by the Original Borrower to the Company out of the proceeds of Loans made to it;

       (v) loans made by the Original Euro Borrower to the Company up to an aggregate maximum amount of (euro)600,000,000 at any time provided that the Original Euro Borrower shall retain sufficient liquidity to sustain its normal business operations;

      (vi) loans made by the Original Dollar Borrower to any other member of the Group which, when aggregated with the amount of the repayment or prepayment of loans owed by the Original Dollar Borrower to Croesus, Inc. or any other member of the Group (excluding any repayment or prepayment out of the proceeds of any Loan to the Original Dollar Borrower under this Agreement), do not exceed an aggregate

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

           maximum amount of US$600,000,000 at any time provided that the Original Dollar Borrower shall retain sufficient liquidity to sustain its normal business operations;

     (vii) Financial Indebtedness not otherwise allowed under the preceding sub-paragraphs which does not exceed (euro)25,000,000 or its equivalent at any time.

(c)  Any loan made between members of the Group must be on terms that:

       (i) the creditor of such Financial Indebtedness (if an Obligor) shall grant security over its rights in respect of such Financial Indebtedness in favour of the Lenders on terms acceptable to the Facility Agent (acting on the instructions of the Majority Lenders) and in accordance with Clause 21.19 (Security Documents);

      (ii) (except where both the creditor and the debtor are neither Obligors nor Subsidiaries of Borrowers or the debtor is neither an Obligor nor a subsidiary of a Borrower) the creditor and the debtor of such Financial Indebtedness shall each be party to a Subordination Agreement as Intercompany Creditor and Intercompany Debtor respectively); and

     (iii) the creditor in respect of any such loan may not take any action to cause that loan (or any related interest, fees or other amounts) to become due or to be paid:

           (A)  in breach of the terms of a Subordination Agreement; or

           (B) if not already prohibited by paragraph (A), unless the other member of the Group has sufficient readily available cash to pay the sum which is due or demanded.

21.14 Capital expenditure

     The Company shall ensure that the aggregate amount of capital expenditure of the Group after the date of this Agreement:

     (a) until the date on which the Unsecured Facilities are repaid and cancelled in full, when aggregated with the aggregate amount spent on acquisitions permitted under subparagraph (b) of Subclause 21.10 (Acquisitions), does not exceed the Company's capex budget (as defined in that Subclause); and

     (b) from the date on which the Unsecured Facilities are repaid and cancelled in full, when aggregated with the aggregate amount spent on acquisitions permitted under subparagraph (b) of Subclause 21.10 (Acquisitions), does not exceed 110 per cent. of the Company's capex budget (as defined in that Subclause).

21.15 Dividends

     No Obligor may, without, the consent of the Majority Lenders:

(a) declare, make or pay, or pay interest on any unpaid amount of, any dividend, charge, fee or other distribution (whether in cash or in kind) on or in respect of its shares or share capital (or any class of its share capital); or

          (b)  repay or distribute any share premium,

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     except (i) by an Obligor (other than The Stop and Shop Supermarket Company and Albert Heijn B.V.) to another Guarantor or (ii) payment of dividends in kind by the Company.

21.16 Share Capital

     Except for any redemption of preference shares issued by the Company referred to in Clause 9.2(a)(i), no Obligor or member of the Group whose shares have been secured pursuant to a Security Document may:

     (a) redeem, purchase, defease, retire or repay any of its shares or share capital (or any instrument convertible into shares or share capital) or resolve to do so;

     (b) issue any shares (or any instrument convertible into shares) which by their terms are redeemable or carry any right to a return,

     without the consent of the Majority Lenders.

21.17 Insurance

     Each member of the Group must insure its business and assets with insurance companies to such an extent and against such risks as companies engaged in a similar business normally insure.

21.18 Positive pledge

     If the Majority Lenders, acting through the Facility Agent, so request, the Company shall, and the Company shall procure that each member of the Group shall:

     (a) upon the Facility Agent's request, provide the Facility Agent with reasonable detail of its assets at the time of such request; and

     (b) if the Facility Agent notifies the Company that, in the opinion of the Majority Lenders, an event or series of events has occurred or are reasonably likely to occur which are reasonably likely to have a Material Adverse Effect, subject to the Security Interests permitted under paragraph (b) of Clause 21.5 (Negative pledge), create first priority Security Interests, in form and substance satisfactory to the Facility Agent, over any assets or share capital of any member of the Group requested by the Facility Agent in such a request, and will make all relevant necessary registrations or filings, will deliver all other notices or other documents required to be delivered to any person in connection with the creation of those Security Interests and will pay and discharge all taxes, duties, levies, legal, notarial or other fees (including those of counsel for the Facility Agent) required to be paid in connection with the creation of those Security Interests. In deciding which assets to take security over, the Lenders will have due regard to the cost to the Obligors of providing that security to the relative benefit to the Lenders but will not be prevented from requiring security solely because of the cost of taking it if they consider, in all the circumstances, that it is in their best interests to take that security.

21.19 Security Documents

(a)  Each Obligor shall ensure that the persons identified in paragraph 3 of
     Part I of Schedule 2 will execute and deliver to the Facility Agent the intended Security Documents identified against their name in that paragraph.

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(b)  Each Obligor shall, and shall procure that each other relevant member of the Group which is its Subsidiary shall, at its own expense, execute and do all such assurances, acts and things as the Facility Agent may reasonably require:

       (i) for registering any Security Documents in any required register and for perfecting or protecting the security intended to be afforded by the Security Documents; and

      (ii) if the Security Documents have become enforceable, for facilitating the realisation of all or any part of the assets which are subject to the Security Documents and the exercise of all powers, authorities and discretions vested in the Facility Agent or in any receiver of all or any part of those assets, and in particular shall execute all transfers, conveyances, assignments and releases of that property whether to the Facility Agent or to its nominees and give all notices, orders and directions which the Facility Agent may reasonably think expedient.

(c) Each Obligor and each other Party which is a party to a Security Document must ensure that at all times:

       (i) any shares charged, mortgaged or pledged pursuant to the relevant Security Documents are (A) all fully paid and (B) not subject to any option to purchase or similar rights other than as mandatorily prescribed by law;

      (ii) the constitutional documents of any member of the Group the shares of which are then subject to the Security Interest created by the relevant Security Document do not and could not restrict or inhibit any transfer of such shares on creation or on enforcement of the Security Interests constituted by such Security Documents.

(d) Each Obligor which is a party to a U.S. Document must ensure that at all times it will comply with all covenants set forth therein.

21.20 United States laws

(a)  No Obligor may:

       (i) extend credit for the purpose, directly or indirectly, of buying or carrying Margin Stock; or

      (ii) use any Loan, directly or indirectly, to buy or carry Margin Stock or to extend credit to others for the purpose of buying or carrying Margin Stock.

(b) No Obligor may use any part of any Loan to acquire any security in a transaction that is subject to section 13 or 14 of the United States Securities Exchange Act of 1934.

(c) Each Obligor must promptly upon becoming aware of it notify the Facility Agent of:

       (i) any Reportable Event;

      (ii) the termination of or withdrawal from, or any circumstances reasonably likely to result in the termination of or withdrawal from, any Plan subject to Title IV of ERISA; and

     (iii) a claim or other communication alleging material non-compliance with any law or regulation relating to any Plan.

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(d)  Each Obligor and its ERISA Affiliates must be, and remain, in compliance in all material respects with all laws and regulations relating to each of its Plans.

(e) Each of the Obligors and its ERISA Affiliates must ensure that no event or condition exists at any time in relation to a Plan which is reasonably likely to result in the imposition of a Security Interest on any of its assets.

22.  DEFAULT

22.1 Events of Default

     Each of the events set out in this Clause is an Event of Default.

22.2 Non-payment

     An Obligor does not pay on the due date any amount payable by it under the Finance Documents in the manner required under the Finance Documents, unless the non-payment:

     (a)  is caused by technical or administrative error; and

     (b)  is remedied within three Business Days of the due date.

22.3 Breach of other obligations

(a) An Obligor does not comply with any term of Clause 21 (General covenants) or Clause 20 (Financial covenants); or

(b) an Obligor does not comply with any other term of the Finance Documents not already referred to in this Clause, unless the non-compliance:

     (i)  is capable of remedy; and

     (ii) is remedied within 7 days of the earlier of the Facility Agent giving notice and the Obligor becoming aware of the non-compliance.

22.4 Misrepresentation

     A representation made or repeated by an Obligor in any Finance Document or in any document delivered by or on behalf of any Obligor under any Finance Document (including, without limitation, under Clause 4 (Conditions Precedent)) is incorrect in any material respect when made or deemed to be repeated, unless the circumstances giving rise to the misrepresentation:

     (a)  are capable of remedy; and

     (b) are remedied within 7 days of the earlier of the Facility Agent giving notice and the Obligor becoming aware of the misrepresentation.

22.5 Cross-default

     Any of the following occurs in respect of a member of the Group:

     (a) any of its Financial Indebtedness is not paid when due (after the expiry of any originally applicable grace period);

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     (b)  any of its Financial Indebtedness:

       (i) becomes prematurely due and payable;

      (ii) is placed on demand or

     (iii) is capable of being declared by a creditor to be prematurely due and payable or being placed on demand,

          in each case, as a result of an event of default (howsoever described); or

     (c) any commitment for its Financial Indebtedness is cancelled or suspended as a result of an event of default (howsoever described),

          unless the aggregate amount of Financial Indebtedness falling within paragraphs (a)-(c) above is less than (where any of the relevant members of the Group is an Obligor or a Subsidiary of a Borrower)
          (euro)10,000,000 or its equivalent or, in any other case,
          (euro)50,000,000 or its equivalent.

22.6 Insolvency

     Any of the following occurs in respect of a Material Group Member:

     (a) it is, or is deemed for the purposes of any law to be, unable to pay its debts as they fall due or insolvent;

     (b)  it admits its inability to pay its debts as they fall due;

     (c) it suspends making payments on any of its debts or announces an intention to do so;

     (d) by reason of actual or anticipated financial difficulties, it begins negotiations with any creditor for the rescheduling of any of its indebtedness (other than any bilateral discussions with individual creditors in relation only to the deferral of the date on which payments are due to that creditor); or

     (e)  a moratorium is declared in respect of any of its indebtedness.

22.7 Insolvency proceedings

     (a) Except as provided below, any of the following occurs in respect of a Material Group Member:

          (i) any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of its creditors;

          (ii) a meeting of its shareholders, directors or other officers is convened for the purpose of considering any resolution for, to petition for or to file documents with a court or any registrar for, its winding-up, administration or dissolution or any such resolution is passed;

          (iii) any person presents a petition, or files documents with a court or any registrar, for its winding-up, administration or dissolution;

          (iv) an order for its winding-up, administration or dissolution is made;

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          (v)   any liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer is appointed in respect of it or any of its assets;

          (vi) its shareholders, directors or other officers request the appointment of, or give notice of their intention to appoint, a liquidator, trustee in bankruptcy, judicial custodian, compulsory manager, receiver, administrative receiver, administrator or similar officer; or

          (vii) any other analogous step or procedure is taken in any jurisdiction.

(b) Paragraph (a) does not apply to any petition for winding-up presented by a creditor which is being contested in good faith and with due diligence and is discharged or struck out within fourteen days.

22.8 Creditors' process

     Any attachment, sequestration, distress, execution or analogous event affects any asset(s) of a Material Group Member, having an aggregate value of (euro)10,000,000, and (other than a Dutch executory attachment) is not discharged within 30 days.

22.9 United States Bankruptcy Laws

(a)  In this Subclause:

     U.S. Bankruptcy Law means the United States Bankruptcy Code 1978 or any other United States Federal or State bankruptcy, insolvency or similar law.

     U.S. Material Group Member means any Material Group Member incorporated or organised under the laws of the United States of America or any state of the United States of America (including the District of Columbia).

(b) Any of the following occurs in respect of a U.S. Obligor or any Subsidiary of a Dollar Borrower:

       (i) it makes a general assignment for the benefit of creditors;

      (ii) it commences a voluntary case or proceeding under any U.S. Bankruptcy Law; or

     (iii) an involuntary case under any U.S. Bankruptcy Law is commenced against it and is not controverted within 30 days or is not dismissed or stayed within 90 days after commencement of the case.

22.10 Cessation of business

     A Material Group Member ceases, or threatens to cease, to carry on business except as a result of any disposal allowed under this Agreement.

22.11 Effectiveness of Finance Documents

(a) It is or becomes unlawful for any Obligor to perform any of its obligations under the Finance Documents.

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(b)  Any Finance Document is not effective or is alleged by an Obligor to be ineffective for any reason.

(c) An Obligor repudiates a Finance Document or evidences an intention to repudiate a Finance Document.

22.12 Ownership of the Obligors

     An Obligor (other than the Company) is not or ceases to be a wholly-owned Subsidiary of the Company, other than as a result of a disposal which is permitted under this Agreement.

22.13 Material adverse change

     Any event or series of events occurs which, in the opinion of the Majority Lenders, is reasonably likely to have a Material Adverse Effect.

22.14 Events under U.S. Documents

     A Security Interest created under any U.S. Security Document ceases to be a perfected first priority security interest over all of the collateral purportedly in pledge thereunder, or any Obligor so alleges.

22.15 Acceleration

(a) If an Event of Default described in Clause 22.9 (U.S. Bankruptcy Laws) occurs in relation to any Dollar Borrower, the Total Commitments will, if not already cancelled under this Agreement, be immediately and automatically cancelled.

(b) If any Event of Default is outstanding, the Facility Agent may, and must if so directed by the Majority Lenders, by notice to the Company:

       (i) if not already cancelled under paragraph (a), cancel the Total Commitments; and/or

      (ii) declare that all or part of any amounts outstanding under the Finance Documents are:

           (A)  immediately due and payable; and/or

           (B) payable on demand by the Facility Agent acting on the instructions of the Lenders; and/or

     (iii) declare that full cash cover in respect of each Letter of Credit is immediately due and payable; or

      (iv) and by notice to the Dutch Obligor concerned, require any Dutch Obligor to give a guarantee or Security Interest in favour of the Finance Parties and that Dutch Obligor must comply with that request.

     Any notice given under this Subclause will take effect in accordance with its terms.

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23.  SECURITY

23.1 Facility Agent - Parallel Debt

(a) Unless expressly provided to the contrary and except as otherwise required by applicable law, the Facility Agent holds any security created by a Security Document (other than a U.S. Security Document) in its own name and not as agent or mandatory (lasthebber) for the Finance Parties. Subject to any requirements imposed on it under the Finance Documents in that regard, the Facility Agent shall have full and unrestricted entitlement to and authority in respect of that security.

(b) (i) Subject to the provisions of this Agreement and for the purpose of ensuring the validity and continuity of the security rights created under the Security Documents:

          (A) each Obligor covenants in favour of the Facility Agent to pay as its separate and independent obligation to the Facility Agent sums equal to all present and future amounts due under the Finance Documents as and when the same fall due for payment, so that the Facility Agent shall be the obligee of such covenant to pay (such payment undertaking, the "Parallel Debt"); and

          (B) the Facility Agent shall be entitled to claim performance thereof in its own name and not as trustee or agent acting on behalf of the Finance Parties,

          provided that the irrevocable payment or discharge of all present and future amounts due under the Finance Documents by any Obligor will to the same extent decrease and be a good discharge of such covenant and the irrevocable payment or discharge of such covenant to pay the Parallel Debt will to the same extent decrease and be a good discharge of all present and future amounts due under the Finance Documents.

     (ii) It is understood and agreed by all parties to this Agreement that the operation of this Clause 23.1(b) (Facility Agent) will not increase the total amount due under the Finance Documents and will not otherwise prejudice the rights of any Obligor under or in relation to the Finance Documents.

(c)  Without limiting or affecting in any way:

     (i) the Facility Agent's right to act in order to protect, preserve or enforce rights under any Security Document as contemplated by the Finance Documents (or to perform any act reasonably incidental to any of the foregoing); or

     (ii) the Facility Agent's rights against any Obligor under the Finance Documents,

     the Facility Agent agrees with each other Finance Party that it will only exercise its rights under paragraph (b) above, with the consent of that Finance Party.

23.2 Responsibility

     The Facility Agent is not liable or responsible to any other Finance Party for:

     (a) any failure in perfecting or protecting the security created by any Security Document;

     (b) any other action taken or not taken by it in connection with Security Document, unless directly caused by its gross negligence or wilful misconduct.

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23.3 Title

     The Facility Agent may accept, without enquiry, the title (if any) an Obligor may have to any asset over which security is intended to be created by any Security Document.

23.4 Possession of documents

     The Facility Agent is not obliged to hold in its own possession any Security Document, title deed or other document in connection with any asset over which security is intended to be created by a Security Document.

23.5 Investments

     Except as otherwise provided in any Security Document, all moneys received by the Facility Agent under a Security Document may be invested in the name of, or under the control of, the Facility Agent in any investments selected by the Facility Agent. Additionally, those moneys may be placed on deposit in the name of, or under the control of, the Facility Agent at any bank or institution (including itself) and upon such terms as it may think fit.

23.6 Approval

     Each Finance Party confirms its approval of each Security Document.

23.7 Release of security

(a)  If:

       (i) a Guarantor ceases to be a member of the Group; or

      (ii) a Guarantor is released from all its obligations under the Finance Documents,

     in a manner allowed by this Agreement, any security created by that Guarantor over its assets under the Security Documents will be released.

(b) If a disposal of any asset subject to security created by a Security Document is made to a person (which is and will remain) outside the Group in the following circumstances:

       (i) the Majority Lenders agree to the disposal;

      (ii) the disposal is allowed by the terms of the Finance Documents and will not result or could not reasonably be expected to result in any breach of any term of any Finance Document;

     (iii) the disposal is being made at the request of the Facility Agent in circumstances where any security created by the Security Documents has become enforceable; or

      (iv) the disposal is being effected by enforcement of a Security Document,

     the asset being disposed of will be released from any security over it created by a Security Document. However, the proceeds of any disposal (or an amount corresponding to them) must be applied in accordance with the requirements of the Finance Documents (if any).

(c) If the Facility Agent is satisfied that a release is allowed under this Subclause, the Facility Agent must execute (at the request and expense of the relevant Obligor) any document which

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     is reasonably required to achieve that release. Each other Finance Party irrevocably authorises the Facility Agent to execute any such document.

23.8 Co-security Agent

(a) The Facility Agent may appoint a separate security agent or a co-security agent in any jurisdiction outside England and Wales:

       (i) if the Facility Agent considers that without the appointment the interests of the Lenders under the Finance Documents might be materially and adversely affected;

      (ii) for the purpose of complying with any law, regulation or other condition in any jurisdiction; or

     (iii) for the purpose of obtaining or enforcing a judgment or enforcing any Finance Document in any jurisdiction.

(b) Any appointment under this Subclause will only be effective if the security agent or co-security agent confirms to the Facility Agent and the Company in form and substance satisfactory to the Facility Agent that it is bound by the terms of this Agreement as if it were the Facility Agent.

(c) The Facility Agent may remove any security agent or co-security agent appointed by it and may appoint a new security agent or co-security agent in its place.

(d) The Company must pay to the Facility Agent any reasonable remuneration paid by the Facility Agent to any security agent or co-security agent appointed by it, together with any related costs and expenses properly incurred by the security agent or co-security agent.

24.  THE ADMINISTRATIVE PARTIES

24.1 Appointment and duties of the Facility Agent

(a) Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under the Finance Documents.

(b)  Each Finance Party irrevocably authorises the Facility Agent to:

       (i) perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

      (ii) execute each Finance Document expressed to be executed by the Facility Agent.

(c) The Facility Agent has only those duties which are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

24.2 Role of the Arrangers

     Except as specifically provided in the Finance Documents, no Arranger has any obligations of any kind to any other Party in connection with any Finance Document.

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24.3 No fiduciary duties

     Except as specifically provided in a Finance Document, nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person. No Administrative Party need hold in trust any moneys paid to it for a Party or be liable to account for interest on those moneys.

24.4 Individual position of an Administrative Party

(a) If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)  Each Administrative Party may:

     (i) carry on any business with any Obligor or its related entities (including acting as an agent or a trustee for any other financing); and

     (ii) retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with any Obligor or its related entities.

24.5 Reliance

     The Facility Agent may:

     (a) rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

     (b) rely on any statement made by any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

     (c) engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the Facility Agent); and

     (d)  act under the Finance Documents through its personnel and agents.

24.6 Majority Lenders' instructions

(a) The Facility Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, the Facility Agent may act as it considers to be in the best interests of all the Lenders.

(b) The Facility Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c) The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings in connection with any Finance Document.

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(d)  The Facility Agent may require the receipt of security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions of the Majority Lenders.

24.7 Responsibility

(a) No Administrative Party is responsible to any other Finance Party for the adequacy, accuracy or completeness of:

     (i)  any Finance Document or any other document; or

     (ii) any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

(b) Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

     (i) has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets); and

     (ii) has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document.

24.8 Exclusion of liability

(a) The Facility Agent is not liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b) No Party (other than the Facility Agent) may take any proceedings against any officer, employee or agent of the Facility Agent in respect of any claim it might have against the Facility Agent or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of the Facility Agent may rely on this Subclause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

24.9 Default

(a) The Facility Agent is not obliged to monitor or enquire whether a Default has occurred. The Facility Agent is not deemed to have knowledge of the occurrence of a Default.

(b)  If the Facility Agent:

     (i) receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

     (ii) is aware of the non-payment of any principal or interest or any fee payable to a Lender under this Agreement,

     it must promptly notify the Lenders.

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24.10 Information

(a) The Facility Agent must promptly forward to the person concerned the original or a copy of any document which is delivered to the Facility Agent by a Party for that person.

(b) Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)  Except as provided above, the Facility Agent has no duty:

     (i) either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including any information relating to the financial condition or affairs of any Obligor or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

     (ii) unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from any Obligor.

(d) In acting as the Facility Agent, the agency division of the Facility Agent is treated as a separate entity from its other divisions and departments. Any information acquired by the Facility Agent which, in its opinion, is acquired by it otherwise than in its capacity as the Facility Agent may be treated as confidential by the Facility Agent and will not be treated as information possessed by the Facility Agent in its capacity as such.

(e) The Facility Agent is not obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(f) Each Obligor irrevocably authorises the Facility Agent to disclose to the other Finance Parties any information which, in its opinion, is received by it in its capacity as the Facility Agent. No Lender may request to see the Syndication Side-Letter or any Fee Letter.

24.11 Indemnities

(a) Without limiting the liability of any Obligor under the Finance Documents, each Lender must indemnify the Facility Agent for that Lender's Pro Rata Share of any loss or liability incurred by the Facility Agent in acting as the Facility Agent under the Finance Documents, except to the extent that the loss or liability is caused by the Facility Agent's gross negligence or wilful misconduct.

(b) The Facility Agent may deduct from any amount received by it for a Lender any amount due to the Facility Agent from that Lender under a Finance Document but unpaid.

24.12 Compliance

     Each Administrative Party may refrain from doing anything (including disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

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24.13 Resignation of the Facility Agent

(a) The Facility Agent may resign and appoint any of its Affiliates as successor Facility Agent by giving notice to the Lenders and the Company.

(b) Alternatively, the Facility Agent may resign by giving notice to the Lenders and the Company, in which case the Majority Lenders may appoint a successor Facility Agent.

(c) If no successor Facility Agent has been appointed under paragraph (b) above within 30 days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent.

(d) The person(s) appointing a successor Facility Agent must, if practicable, consult with the Company prior to the appointment. Any successor Facility Agent must have an office in the U.K.

(e) The resignation of the Facility Agent and the appointment of any successor Facility Agent will both become effective only when the successor Facility Agent notifies all the Parties that it accepts its appointment. On giving the notification, the successor Facility Agent will succeed to the position of the Facility Agent and the term Facility Agent will mean the successor Facility Agent.

(f) The retiring Facility Agent must, at its own cost, make available to the successor Facility Agent such documents and records and provide such assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under the Finance Documents.

(g) Upon its resignation becoming effective, this Clause will continue to benefit the retiring Facility Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Facility Agent, and, subject to paragraph (f) above, it will have no further obligations under any Finance Document.

(h) The Majority Lenders may, by notice to the Facility Agent, require it to resign under paragraph (b) above.

24.14 Relationship with Lenders

(a) The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days' prior notice from that Lender to the contrary.

(b) The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c) The Facility Agent must keep a register of all the Parties and supply any other Party with a copy of the register on request. The register will include each Lender's Facility Office(s) and contact details for the purposes of this Agreement.

24.15 Facility Agent's management time

     If the Facility Agent requires, any amount payable to the Facility Agent by any Party under any indemnity or in respect of any costs or expenses incurred by the Facility Agent under the Finance Documents after the date of this Agreement may include the cost of using its management time or other resources and will be calculated on the basis of such reasonable

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     daily or hourly rates as the Facility Agent may notify to the relevant
     Party. This is in addition to any amount in respect of fees or expenses paid or payable to the Facility Agent under any other term of the Finance Documents.

24.16 Notice period

     Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

25.  EVIDENCE AND CALCULATIONS

25.1 Accounts

     Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

25.2 Certificates and determinations

     Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

25.3 Calculations

     Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 or 365 days or otherwise, depending on what the Facility Agent determines is market practice.

26.  FEES

26.1 Facility Agent's fee

     The Company must pay to the Facility Agent for its own account an agency fee in the manner agreed in the Fee Letter between the Facility Agent and the Company.

26.2 Arrangement fee

     The Company must pay to the Arrangers for their own account an arrangement fee in the manner agreed in the Fee Letter between the Arrangers and the Company.

26.3 Commitment fee

(a) Subject to paragraph (b), the Original Dollar Borrower must pay a commitment fee computed at the rate of 40 per cent. of the applicable Margin per annum on the undrawn, uncancelled amount of each Lender's Commitment.

(b) Until the conditions precedent in Clause 4.3 (Conditions precedent for Unsecured Loans) are satisfied, the Original Dollar Borrower must only pay a commitment fee computed at the rate of 25 per cent. of the applicable Margin per annum on the undrawn, uncancelled amount of each Lender's Unsecured Commitments.

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(c)  Accrued commitment fee is payable from 24th February, 2003 and is payable quarterly in arrears. Accrued commitment fee is also payable to the Facility Agent for a Lender on the date its Commitment is cancelled in full.

26.4 Utilisation fee

(a) The Original Dollar Borrower must pay to the Facility Agent for each Lender a utilisation fee computed at the rate of:

       (i) for each day on which the aggregate amount of the Credits equals or exceeds (euro)883,333,333 but is less than (euro)1,766,666,667, 0.25 per cent. per annum; and

      (ii) for each day on which the aggregate amount of the Credits equals or exceeds(euro)1,766,666,667, 0.5 per cent. per annum.

(b) Utilisation fee is payable on the amount of each Lender's share in the Credits.

(c) Accrued utilisation fee is payable quarterly in arrear. Accrued utilisation fee is also payable to the Facility Agent for a Lender on the date that its Commitment is cancelled and its share in the Credits prepaid or repaid in full.

27.  INDEMNITIES AND BREAK COSTS

27.1 Currency indemnity

(a) Each Borrower must, as an independent obligation, indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

       (i) that Finance Party receiving an amount in respect of an Obligor's liability under the Finance Documents; or

      (ii) that liability being converted into a claim, proof, judgment or order,

     in a currency other than the currency in which the amount is expressed to be payable under the relevant Finance Document.

(b) Unless otherwise required by law, each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

27.2 Other indemnifies

(a) Each Borrower must indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

       (i) the occurrence of any Event of Default;

      (ii) any failure by an Obligor to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

     (iii) (other than by reason of negligence or default by that Finance Party) a Credit not being made after a Request has been delivered for that Credit; or

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      (iv) a Credit (or part of a Credit) not being prepaid in accordance with a notice of prepayment.

     Each Borrower's liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document, any amount repaid or prepaid or any Credit.

(b) Each Borrower must indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of:

       (i) investigating any event which the Facility Agent reasonably believes to be a Default; or

      (ii) acting or relying on any notice which the Facility Agent reasonably believes to be genuine, correct and appropriately authorised.

27.3 Further Indemnity

     Each Obligor shall indemnify and agree to hold harmless each Relevant Person on the terms set out in Schedule 10. For those purposes, and for the purpose of Schedule 10, a Relevant Person means any Finance Party and any of their respective directors, officers, partners, employees, agents, advisers or Affiliates. The provisions of this Clause 27.3 shall survive any termination or lapse of this Agreement or repayment or cancellation in full in respect of the Facilities.

27.4 Break Costs

(a)  Each Borrower must pay to each Lender its Break Costs.

(b) Break Costs are the amount (if any) determined by the relevant Lender by which:

       (i) the interest which that Lender would have received for the period from the date of receipt of any part of its share in a Loan or an overdue amount to the last day of the applicable Term for that Loan or overdue amount if the principal or overdue amount received had been paid on the last day of that Term;

     exceeds

      (ii) the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

(c) Each Lender must supply to the Facility Agent for the relevant Borrower details of the amount of any Break Costs claimed by it under this Subclause.

28.  EXPENSES

28.1 Initial costs

     Each Borrower must pay to each Administrative Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the negotiation, preparation, printing, execution and syndication of the Finance Documents.

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28.2 Subsequent costs

     Each Borrower must pay to the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:

     (a) the negotiation, preparation, printing and execution of any Finance Document (other than a Transfer Certificate) executed after the date of this Agreement; and

     (b) any amendment, waiver or consent requested by or on behalf of an Obligor or specifically allowed by this Agreement.

28.3 Enforcement costs

     Each Borrower must pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

29.  AMENDMENTS AND WAIVERS

29.1 Procedure

(a) Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b) The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) above. Any such amendment or waiver is binding on all the Parties.

29.2 Exceptions

(a)  An amendment or waiver which relates to:

        (i) the definition of Majority Lenders in Clause 1.1 (Definitions);

       (ii) an extension of the date of payment of any amount to a Lender under the Finance Documents;

      (iii) a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

       (iv) an increase in, or an extension of, a Commitment or the Total Commitments;

        (v) a release of an Obligor;

       (vi) a term of a Finance Document which expressly requires the consent of each Lender;

      (vii) the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

     (viii) this Clause,

     may only be made with the consent of all the Lenders.

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(b)  An amendment or waiver which relates to the rights or obligations of an
     Administrative Party may only be made with the consent of that Administrative Party.

29.3 Change of currency

     If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Company) determines is necessary to reflect the change.

29.4 Waivers and remedies cumulative

     The rights of each Finance Party under the Finance Documents:

     (a)  may be exercised as often as necessary;

     (b)  are cumulative and not exclusive of its rights under the general law;
          and

     (c)  may be waived only in writing and specifically.

     Delay in exercising or non-exercise of any right is not a waiver of that right.

30.  CHANGES TO THE PARTIES

30.1 Assignments and transfers by Obligors

     No Obligor may assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

30.2 Assignments and transfers by Lenders

(a) A Lender (the Existing Lender) may at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to any other bank or financial institution or to a trust fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the New Lender) provided that, if at that time it is a requirement of Dutch law, the New Lender is a Professional Market Party.

(b)    (i) If, on the date of an assignment or transfer, it is a requirement of
           Dutch law that a New Lender must be a Professional Market Party, each Dutch Borrower must make the representation set out in paragraph
          (ii) below.

      (ii) On the date that a New Lender becomes party to this Agreement as a Lender that Lender represents and warrants that on that date it is either:

           (A) a Professional Market Party under the Dutch Exemption Regulation; or

           (B) exempted from the requirement to be a Professional Market Party because it forms part of a closed circle (gesloten kring) with the relevant Dutch Borrower.

(c)  A transfer of obligations will be effective only if either:

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       (i) each Dutch Borrower has complied with the requirements of paragraph
           (b) above, if applicable; and

      (ii) the obligations are novated in accordance with the following provisions of this Clause; or

     (iii) the New Lender confirms to the Facility Agent and the Company in form and substance satisfactory to the Facility Agent that it is bound by the terms of this Agreement as a Lender. On the transfer becoming effective in this manner the Existing Lender will be released from its obligations under this Agreement to the extent that they are transferred to the New Lender.

(d) Unless the Facility Agent otherwise agrees, the New Lender (unless it is an Affiliate of the Existing Lender) must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of (euro)2,000.

(e) Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

30.3 Procedure for transfer by way of novations

(a)  In this Subclause:

     Transfer Date means, for a Transfer Certificate, the later of:

       (i) the proposed Transfer Date specified in that Transfer Certificate;
           and

      (ii) the date on which the Facility Agent executes that Transfer Certificate.

(b)  A novation is effected if:

       (i) the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

      (ii) the Facility Agent executes it.

     The Facility Agent must execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order.

(c) Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

(d)  On the Transfer Date:

       (i) the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender; and

      (ii) the Existing Lender will be released from those obligations and cease to have those rights.

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30.4 Limitation of responsibility of Existing Lender

(a) Unless expressly agreed to the contrary, an Existing Lender is not responsible to a New Lender for the legality, validity, adequacy, accuracy, completeness or performance of:

     (i)  any Finance Document or any other document; or

     (ii) any statement or information (whether written or oral) made in or supplied in connection with any Finance Document,

     and any representations or warranties implied by law are excluded.

(b) Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

     (i) has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including the financial condition and affairs of each Obligor and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

     (ii) has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

(c)  Nothing in any Finance Document requires an Existing Lender to:

     (i) accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

     (ii) support any losses incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under any Finance Document or otherwise.

30.5 Costs resulting from change of Lender or Facility Office

     If:

     (a) a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

     (b) as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to pay a Tax Payment or an Increased Cost,

     then, unless the assignment, transfer or change is made by a Lender to mitigate any circumstances giving rise to the Tax Payment, Increased Cost or a right to be prepaid and/or cancelled by reason of illegality, the Obligor need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

30.6 Additional  Obligors

(a) If the Facility Agent requests to the Company that one of the wholly-owned Subsidiaries of the Company becomes an Additional Obligor, then if the Subsidiary is Giant Food Stores, LLC, Tops Markets LLC, Ahold USA Holdings, Inc. and Giant Foods, LLC then the Company must, and in the case of any other Subsidiary, provided that a borrowing by that Subsidiary under this Agreement does not have a material adverse effect on the Group as a

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     whole, the Company must no later than 14 days (or if more, within the shortest available period in compliance with applicable law and regulations) after such a request deliver to the Facility Agent the relevant documents and evidence listed in Part 3 of Schedule 2 (Conditions precedent documents) in respect of the proposed Additional Obligor. The Facility Agent will specify in its request the capacity in which that Additional Obligor is to accede to this Agreement or the other Finance Document and the Facility/ies in respect of which it will be a Borrower and/or a Guarantor. The Facility Agent may not request that the Original Euro Borrower guarantees or secures the obligation of any Dollar Borrower.

(b) The relevant Subsidiary will become an Additional Obligor when the Facility Agent notifies the other Finance Parties and the Company that it has received all of the documents and evidence referred to in paragraph (a) above in form and substance satisfactory to it. The Facility Agent must give this notification as soon as reasonably practicable.

(c) Delivery of an Accession Agreement, executed by the relevant Subsidiary and the Company, to the Facility Agent constitutes confirmation by that Subsidiary and the Company that the Repeating Representations are then correct.

30.7 Resignation of an Obligor (other than the Company)

(a)  In this Subclause, Resignation Request means a letter in the form of
     Schedule 8 (Form of Resignation Request), with such amendments as the Facility Agent may approve or reasonably require.

(b) The Company may request that an Obligor (other than the Company) ceases to be an Obligor by giving to the Facility Agent a duly completed Resignation Request.

(c) The Facility Agent must accept a Resignation Request and notify the Company and the Lenders of its acceptance if:

       (i) the Lenders have consented to the Resignation Request;

      (ii) it is not aware that a Default is outstanding or would result from the acceptance of the Resignation Request; and

     (iii) no amount owed or guaranteed by that Obligor under this Agreement is still outstanding.

(d) The Obligor will cease to be a Borrower and/or a Guarantor, as appropriate, when the Facility Agent gives the notification referred to in paragraph (c) above.

(e) An Obligor (other than the Company) may also cease to be an Obligor in any other manner approved by the Majority Lenders.

30.8 Changes to the Reference Banks

     If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

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30.9 Affiliates of Lenders

(a) Each Lender may fulfil its obligations in respect of any Credit through an Affiliate if:

     (i) the relevant Affiliate is specified in this Agreement as a Lender or becomes a Lender by means of a Transfer Certificate in accordance with this Agreement; and

     (ii) the Credits in which that Affiliate will participate are specified in this Agreement or in a notice given by that Lender to the Facility Agent and the Company.

     In this event, the Lender and the Affiliate will participate in Credits in the manner provided for in sub-paragraph (ii) above.

(b) If paragraph (a) above applies, the Lender and its Affiliate will be treated as having a single Commitment and a single vote, but, for all other purposes, will be treated as separate Lenders.

31.  DISCLOSURE OF INFORMATION

(a) Each Finance Party must keep confidential any information supplied to it by or on behalf of any Obligor in connection with the Finance Documents. However, a Finance Party is entitled to disclose information:

        (i) which is publicly available, other than as a result of a breach by that Finance Party of this Clause;

       (ii) in connection with any legal or arbitration proceedings;

      (iii) if required to do so under any law or regulation;

       (iv) to a governmental, banking, taxation or other regulatory authority;

        (v) to its professional advisers;

       (vi) to the extent allowed under paragraph (b) below;

      (vii) to another Obligor; or

     (viii) with the agreement of the relevant Obligor.

(b) A Finance Party may disclose to an Affiliate or any person with whom it may enter, or has entered into, any kind of transfer, participation or other agreement in relation to this Agreement (a participant):

        (i) a copy of any Finance Document; and

       (ii) any information which that Finance Party has acquired under or in connection with any Finance Document.

     However, before a participant may receive any confidential information, it must agree with the relevant Finance Party to keep that information confidential on the terms of paragraph (a) above.

(c) This Clause supersedes any previous confidentiality undertaking given by a Finance Party in connection with this Agreement prior to it becoming a Party.

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32.  SET-OFF

     A Finance Party may set off any matured obligation owed to it by an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off.

33.  PRO RATA SHARING

33.1 Redistribution

     If any amount owing by an Obligor under this Agreement to a Lender (the recovering Lender) is discharged by payment, set-off or any other manner other than through the Facility Agent under this Agreement (a recovery), then:

     (a) the recovering Lender must, within three Business Days, supply details of the recovery to the Facility Agent;

     (b) the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Lender would have received if the recovery had been received by the Facility Agent under this Agreement; and

     (c) the recovering Lender must pay to the Facility Agent an amount equal to the excess (the redistribution).

33.2 Effect of redistribution

(a) The Facility Agent must treat a redistribution as if it were a payment by the relevant Obligor under this Agreement and distribute it among the Lenders, other than the recovering Lender, accordingly.

(b) When the Facility Agent makes a distribution under paragraph (a) above, the recovering Lender will be subrogated to the rights of the Finance Parties which have shared in that redistribution.

(c) If and to the extent that the recovering Lender is not able to rely on any rights of subrogation under paragraph (b) above, the relevant Obligor will owe the recovering Lender a debt which is equal to the redistribution, immediately payable and of the type originally discharged.

(d)  If:

     (i) a recovering Lender must subsequently return a recovery, or an amount measured by reference to a recovery, to an Obligor; and

     (ii) the recovering Lender has paid a redistribution in relation to that recovery,

     each Finance Party must reimburse the recovering Lender all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the re-distribution. In this event, the subrogation in paragraph (b) above will operate in reverse to the extent of the reimbursement.

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     33.3 Exceptions

     Notwithstanding any other term of this Clause, a recovering Lender need not pay a redistribution to the extent that:

     (a) it would not, after the payment, have a valid claim against the relevant Obligor in the amount of the redistribution; or

     (b) it would be sharing with another Finance Party any amount which the recovering Lender has received or recovered as a result of legal or arbitration proceedings, where:

           (i) the recovering Lender notified the Facility Agent of those proceedings; and

          (ii) the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

34.  SEVERABILITY

     If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any jurisdiction, that will not affect:

     (a) the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

     (b) the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

35.  COUNTERPARTS

     Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

36.  NOTICES

36.1 In writing

(a) Any communication in connection with a Finance Document must be in writing and, unless otherwise stated, may be given:

     (i) in person, by post, fax, e-mail or any other electronic communication approved by the Facility Agent; or

     (ii) if between the Facility Agent and a Lender and the Facility Agent and the Lender agree, by e-mail or other electronic communication.

(b) For the purpose of the Finance Documents, an electronic communication will be treated as being in writing.

(c) Unless it is agreed to the contrary, any consent or agreement required under a Finance Document must be given in writing.

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36.2 Contact details

(a) Except as provided below, the contact details of each Party for all communications in connection with the Finance Documents are those notified by that Party for this purpose to the Facility Agent on or before the date it becomes a Party.

(b)  The contact details of the Company for this purpose are:

     Address:          Albert Heijnweg 1
                       1507 EH Zaandam
                       The Netherlands
     Fax number:       +31 75 65 983 66
     E-mail:           ton-van.tielraden@ahold.com
     Attention:        General counsel.

     With copy to:     Koninklijke Ahold N.V., Geneva Branch
                       2, Rue Jean-Petitot
                       1204 Geneva
                       Switzerland
     Fax number:       +41 22 592 8034
     E-mail:           kimberly.ross@ahold.com
     Attention:        Treasurer

(c)  The contact details of the Facility Agent for this purpose are:

     Address:          ING Bank N.V.
                       Syndicated Loans Agency

                       For courier matters:
                       Bijlmerplein 888
                       Location code HE 03.02
                       1102 MG Amsterdam
                       The Netherlands

                       For other mail matters:
                       P.O. Box 1800
                       Location code HE 03.02
                       1000 BV Amsterdam
                       The Netherlands
     Fax number:       +31 205768782
     E-mail:           ger.schinning@ingbank.com/kenneth.van.coblijn@ingbank.com
     Attention:         Ger Schinning and/or Kenneth van Coblijn

(d) Any Party may change its contact details by giving five Business Days' notice to the Facility Agent or (in the case of the Facility Agent) to the other Parties.

(e) Where a Party nominates a particular department or officer to receive a communication, a communication will not be effective if it fails to specify that department or officer.

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36.3 Effectiveness

(a) Except as provided below, any communication in connection with a Finance Document will be deemed to be given as follows:

       (i) if delivered in person, at the time of delivery;

      (ii) if posted, five days after being deposited in the post, postage prepaid, in a correctly addressed envelope;

     (iii) if by fax, when received in legible form; and

      (iv) if by e-mail or any other electronic communication, when received in legible form.

(b) A communication given under paragraph (a) above but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

(c) A communication to the Facility Agent will only be effective on actual receipt by it.

36.4 Obligors

(a) All communications under the Finance Documents to or from an Obligor must be sent through the Facility Agent.

(b) All communications under the Finance Documents to or from an Obligor (other than the Company) must be sent through the Company.

(c) Each Obligor (other than the Company) irrevocably appoints the Company to act as its agent:

       (i) to give and receive all communications under the Finance Documents;

      (ii) to supply all information concerning itself to any Finance Party; and

     (iii) to sign all documents under or in connection with the Finance Documents.

(d) Any communication given to the Company in connection with a Finance Document will be deemed to have been given also to the other Obligors.

(e) The Facility Agent may assume that any communication made by the Company is made with the consent of each other Obligor.

37.  LANGUAGE

(a)  Any notice given in connection with a Finance Document must be in English.

(b)  Any other document provided in connection with a Finance Document must be:

       (i) in English; or

      (ii) (unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

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38.  GOVERNING LAW

     This Agreement is governed by English law.

39.  ENFORCEMENT

39.1 Jurisdiction

(a) The English courts have exclusive jurisdiction to settle any dispute in connection with any Finance Document.

(b) Notwithstanding paragraph (a) above, any New York State court or Federal court sitting in New York City also has jurisdiction to settle any dispute in connection with any Finance Document.

(c) The English and New York courts are the most appropriate and convenient courts to settle any such dispute and each Obligor waives objection to those courts on the grounds of inconvenient forum or otherwise in relation to proceedings in connection with any Finance Document.

(d) This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, a Finance Party may take:

      (i) proceedings in any other court; and

     (ii) concurrent proceedings in any number of jurisdictions.

39.2 Service of process

(a) Each Obligor not incorporated in England and Wales irrevocably appoints Hackwood Secretaries Limited as its agent under the Finance Documents for service of process in any proceedings before the English courts.

(b) Each Obligor not incorporated in New York State irrevocably appoints CSC Corp. as its agent for service of process in any proceedings before any New York State courts.

(c) If any person appointed as process agent is unable for any reason to act as agent for service of process, the Company (on behalf of all the Obligors) must immediately appoint another agent on terms acceptable to the Facility Agent. Failing this, the Facility Agent may appoint another agent for this purpose.

(d) Each Obligor agrees that failure by a process agent to notify it of any process will not invalidate the relevant proceedings.

(e)  This Clause does not affect any other method of service allowed by law.

39.3 Waiver of immunity

     Each Obligor irrevocably and unconditionally:

     (a) agrees not to claim any immunity from proceedings brought by a Finance Party against it in relation to a Finance Document and to ensure that no such claim is made on its behalf;

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     (b)  consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

     (c)  waives all rights of immunity in respect of it or its assets.

39.4 Waiver of trial by jury

     EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY COURT.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

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                                   SCHEDULE 2

                         CONDITIONS PRECEDENT DOCUMENTS

                                     PART 1

                    TO BE DELIVERED BEFORE THE FIRST REQUEST

1.   Original Obligors

(a) A copy of the constitutional documents of each Original Obligor and (where applicable) a certificate of good standing of each Original Obligor.

(b) A copy of a resolution of the board of directors of each Original Obligor (and of each Non-Obligor entering into a Subordination Agreement) approving the terms of, and the transactions contemplated by, each Finance Document to which it is a party.

(c) A specimen of the signature of each person authorised on behalf of an Original Obligor (and of each Non-Obligor entering into a Subordination Agreement) to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

(d) A certificate of an authorised signatory of the Company certifying that each copy document specified in Part 1 of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

(e) Evidence that each agent of the Original Obligors (and of the Non-Obligors entering into a Subordination Agreement) under the Finance Documents for service of process in the U.K. and New York respectively has accepted its appointment.

2.   Dutch Obligors

(a) A copy of a resolution of the managing board, supervisory board and shareholders in general meeting, as appropriate, of each Dutch Obligor (and of each Dutch Non-Obligor entering into a Subordination Agreement) approving the terms of, and the transactions contemplated by, the Finance Documents.

(b) An unconditional positive (central) works council advice in respect of the transactions contemplated by the Finance Documents.

(c) An extract of the registration of each Dutch Obligor (and of each Dutch Non-Obligor entering into a Subordination Agreement) in the trade register of the chamber of commerce.

3.   Security Documents etc.

(a)  The following Security Document(s) each duly executed by the parties to it:

     (i) the U.S. Security and Pledge Agreement, comprising (among other things) pledges of intercompany receivables among the U.S. Obligors, pledge of the brand name "Stop & Shop" by S&S Brands, Inc. and security over 100 per cent. of the equity interests in:

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           (A)  The Stop & Shop Supermarket Company;

           (B)  Giant Food Stores, LLC USA;

           (C)  Tops Markets, LLC:

           (D)  Ahold U.S.A. Holdings, Inc.;

           (E)  Giant of Maryland, LLC U.S.A.;

           (F)  BI-LO, LLC;

           (G)  Ahold USA Inc.;

           (H)  Croesus, Inc.;

           (I)  Ahold Americas Holdings, Inc.;

           (J)  S&S Brands, Inc.;

      (ii) Dutch pledges over the shares (as to 100 per cent. unless stated otherwise) in:

           (A)  Schuitema N.V. (as to 73.2% only);

           (B)  Ahold Nederland B.V.;

           (C)  Simon de Wit B.V.;

           (D)  Albert Heijn B.V.;

           (E)  Etos B.V.;

           (F)  Gall & Gall B.V.; and

           (G)  Levensmiddelenindustrie Ahold B.V.

     (iii) Dutch pledges over inter-company receivables owed to each Obligor by other members of the Group (disclosed to an Obligor in respect of other Obligors) and undisclosed in respect of Non-Obligors;

      (iv) Dutch pledge over certain rights of intellectual property owned by Albert Heijn B.V.

(b) Evidence of direct ownership by the Company of at least 73 per cent. of the Ordinary Shares of the issued and outstanding share capital of Schuitema N.V.

(c)  In the case of a U.S. Obligor:

       (i) an executed counterpart of the U.S. Security and Pledge Agreement;

      (ii) an executed counterpart of the U.S. Guarantee;

     (iii) a duly completed UCC-l financing statement with respect to such U.S. Obligor, to be filed in the appropriate office of the jurisdiction of organisation of such U.S. Obligor;

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      (iv) all share certificates evidencing any Pledged Equity Interests (as defined in the U.S. Security and Pledge Agreement), if any, held by such U.S. Obligor, together with duly executed, undated stock powers; and

       (v) all promissory notes or other Instruments (as defined in the U.S. Security and Pledge Agreement) evidencing any Pledged Intercompany Obligations (as defined in the U.S. Security and Pledge Agreement) held by such U.S. Obligor.

(d) In the case of each Dutch entity over whose shares security is being given under paragraph (a)(ii) above:

       (i) a copy of the constitutional documents of that entity;

      (ii) a copy of a resolution of the managing board, supervisory board and shareholders in general meeting, as appropriate, of that entity approving the terms of, and the transactions contemplated by, each Finance Document to which it is a party;

     (iii) an extract of the registration of that entity in the trade register of the chamber of commerce; and

      (iv) a specimen of the signature of each person authorised on behalf of that entity to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

(e) Confirmation as to the ownership (together with supporting evidence) in respect of the brand names "Stop & Shop", "Tops", "Bi-Lo" and "Giant".

4.   Legal opinions

(a)  A legal opinion of:

       (i) White & Case, LLP, legal advisers in New York to the Original Obligors, addressed to the Finance Parties;

      (ii) De Brauw Blackstone Westbroek, legal advisers in the Netherlands to the Original Obligors, addressed to the Finance Parties; and

     (iii) Davis Polk & Wardwell, legal advisers in New York to the Arrangers and the Facility Agent, addressed to the Finance Parties; and

      (iv) General counsel to the Company.

(b) Allen & Overy, legal advisers in England to the Arrangers and the Facility Agent addressed to the Finance Parties.

(c) A legal opinion of Allen & Overy, legal advisers in the Netherlands to the Arrangers and the Facility Agent addressed to the Finance Parties.

5.   Other documents and evidence

(a) Evidence that all fees and expenses then due and payable from the Company under the Finance Documents have been or will be paid by the first Utilisation Date.

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(b)  Evidence that the US$2 billion syndicated facility dated 18th July, 2002 and the (euro)158 million facility provided by ABN AMRO Bank N.V. will be prepaid and cancelled in full on or by the first Utilisation Date.

(c) Certification by the managing board of Albert Heijn B.V. of the level of its distributable reserves.

(d) Documentation and evidence as to intercompany loans (including as to quantum) to be made or required to be repaid from any proceeds of the Facilities and any other intercompany loan to be secured or subordinated under the financing documents.

(e)  A duly executed original of:

       (i) this Agreement;

      (ii) each Subordination Agreement;

     (iii) each Security Document;

      (iv) each Fee Letter;

       (v) the Syndication Side-Letter; and

      (vi) each Request for all Credits intended to be utilised in the first fourteen days from and including the date of this Agreement delivered no later than the time agreed with the Facility Agent and (if prior to this Agreement being signed);

(f)  Certification by the managing board of the Company as to:

       (i) the maximum level of Financial Indebtedness of the Group which is capable of being secured (including confirmation as to the calculation method of determination);

      (ii) the level of Financial Indebtedness of the Group which is subject to prior existing Security Interests;

     (iii) the fact that the granting of the Security Interests pursuant to the Security Documents will not breach any contractual restriction on a member of the Group, including confirmation that, when the financial statements of the Group are restated (as envisaged at the date of this Agreement), such restatement is not reasonably expected to result in such a breach (in each case confirmed by the external legal counsel of the Company together with confirmation that the external legal counsel have been supplied with all relevant documents);

      (iv) no default, termination or prepayment trigger events (or requirement to provide security) arising or having arisen in respect of any existing indebtedness of the Group as a result of the utilisation of the Facilities or otherwise (including the grant of any of the security) (or confirming relevant exceptions, with details and quantum specified);

       (v) the accuracy of the management financial information provided in respect of The Stop & Shop Supermarket Company and Albert Heijn B.V. (together with matching certificates from an executive officer/board member) of those companies; and

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     (vi) the members of the Group which are creditors to the Obligors, with details of the relevant indebtedness.

(g)  A copy of the Deloitte & Touche management letter for the year ended
     31/12/01.

(h)  Solvency certificates in respect of each U.S. Obligor and Albert Heijn B.V.

(i) A copy of the minutes of the four most recent supervisory and executive boards meetings for which minutes have been or will be prepared to be provided to the Arrangers on a read only basis provided that the Company shall not be obliged to give any information which is privileged.

(j)  A copy of the Original Financial Statements.

(k) A certified copy of the corporate structure chart showing each Dutch and U.S. member of the Group.

(1)  The figures comprising the Company's capex budget for the financial year
     2003.

(m)  A copy of the latest liquidity plan.

(n) A letter from the Company to the Facility Agent and the Arrangers giving details in respect of the accounting irregularities which occurred prior to 24th February, 2003 in respect of the Group which will result in a qualification to the Group Financial Statements in respect of a period ending before 31st December, 2002.

(o) Confirmation from the Company and each Borrower that after careful consideration it is satisfied that there are no accounting irregularities which affect it or any of its Subsidiaries accounts which are not disclosed under (n) above.

(p) A copy of any other authorisation, approval or other document, opinion or assurance which the Facility Agent has notified the Company is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

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                                     PART 2

                              FOR AN UNSECURED LOAN

1.   DOCUMENTS AND EVIDENCE TO BE DELIVERED ON OR BEFORE 31st MAY, 2003

(a) A copy of a liquidity plan for the period up to 31st December, 2003 commencing on a date no earlier than 5 Business Days before the first drawn date for an Unsecured Loan approved in writing by the managing board of the Company, demonstrating adequate liquidity for the period up to 31st December, 2003.

(b) A copy of the unqualified audited financial statements of each Borrower on a consolidated basis for the year ended 31st December, 2002 which must be substantially the same as the financial statements of each Borrower provided to the Arrangers before 24th February, 2003.

(c)  A copy of a management succession plan for the CEO and CFO of the Company.

(d) Certification from the managing board of the Company that to the best of their knowledge:

       (i) there will be no qualification to the audited Group accounts for the year ended 31st December, 2002 under Dutch GAAP other than potential adjustments/qualifications disclosed to the Arrangers before 24th February, 2003;

      (ii) there will be no material adjustments to the accounts of any Subsidiary other than potential adjustments/qualifications disclosed to the Arrangers before 24th February, 2003; and

     (iii) there are no accounting or material legal irregularities other than those disclosed to the Facility Agent and the Arrangers in the letter referred to in paragraph 5(n) of Part 1 of Schedule 2.

(e) A certification from the CEO of the Company confirming that the Company is not aware, after due and diligent enquiry and based on advice of independent professional advisers, of any undisclosed accounting or legal or regulatory irregularities.

2.   FURTHER DOCUMENTS AND EVIDENCE TO BE DELIVERED ON OR BEFORE 30TH JUNE, 2003

     A copy of the audited consolidated accounts of the Group for the year ended 31st December, 2002 without any qualification by the auditors other than potential adjustments/qualifications in respect of matters disclosed to the Facility Agent and the Arrangers in the letter referred to in paragraph 5(n) of Part 1 of Schedule 2.

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                                     PART 3

                            FOR AN ADDITIONAL OBLIGOR

1.   Additional Obligors

(a) An Accession Agreement, duly executed by the Company and the Additional Obligor.

(b) A copy of the constitutional documents of the Additional Obligor and (where applicable a certificate of good standing of the Additional Obligor).

(c) A copy of a resolution of the board of directors of the Additional Obligor approving the terms of, and the transactions contemplated by, the Accession Agreement.

(d) A specimen of the signature of each person authorised on behalf of the Additional Obligor to execute or witness the execution of any Finance Document or to sign or send any document or notice in connection with any Finance Document.

(e)  In the case of a Dutch Obligor:

       (i) A copy of a resolution of the managing board/supervisory board/shareholders in general meeting of the Additional Obligor approving the terms of, and transactions contemplated by, this Agreement.

      (ii) An unconditional positive works council advice (advies) in respect of the transactions contemplated by this Agreement.

     (iii) An extract of the registration of each Dutch Obligor in the trade register of the chamber of commerce.

(f) A certificate of an authonsed signatory of the Additional Obligor certifying that each copy document specified in Part 3 of this Schedule is correct, complete and in full force and effect as at a date no earlier than the date of the Accession Agreement.

(g)  If available, a copy of the latest audited accounts of the Additional
     Obligor.

(h) Evidence that each agent of the Additional Obligor under the Finance Documents for service of process in the U.K. and New York respectively has accepted its appointment.

2.   Security Document(s)

     Security Document(s) over its assets, as required by the Facility Agent, duly executed by the Additional Obligor together with all other notices, documents or evidence required by the Facility Agent in relation to each such Security Document.

3.   Legal opinions

(a) If the Additional Obligor is incorporated in a jurisdiction other than England, a legal opinion from legal advisers in that jurisdiction, addressed to the Finance Parties.

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(b)  A legal opinion of Allen & Overy, legal advisers in England to the Facility
     Agent, addressed to the Finance Parties.

4.   Other documents and evidence

(a) Evidence that all expenses due and payable from the Company under this Agreement in respect of the Accession Agreement have been paid.

(b) A copy of any other authorisation or other document, opinion or assurance which the Facility Agent has notified the Company is necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, the Accession Agreement or for the validity and enforceability of any Finance Document.

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                                   SCHEDULE 10

                                    INDEMNITY

In the event that any Relevant Person becomes involved in any capacity in any action, proceeding, or investigation brought by or against any person, including shareholders of the Obligors arising out of, in connection with or as a result of either the commitment or any other matter referred to in the Finance Documents, the Facilities or the use or proposed use of the proceeds of the Facilities, the Obligors agree on a joint and several basis periodically on request to reimburse the Relevant Person for its legal and other expenses (including the cost of any investigation and preparation) arising out of or incurred in connection therewith. The Obligors also agree to co-operate with each Relevant Person and to give, so far as they are able to procure the giving of, all such information and render all such assistance to as the Relevant Persons may reasonably request in connection with any such action, proceeding or investigation and not to take any action which might be expected to prejudice the position of a Relevant Person in relation to any such action, proceeding or investigation without the consent of the Relevant Person concerned.

The Obligors also agree on a joint and several basis to indemnify and hold harmless each Finance Party, for itself and as trustee for the other Relevant Persons, against any and all losses, claims, damages or liabilities to any person in connection with or as a result of either the commitment or any matter referred to in the Finance Documents, the Facilities or the use or proposed use of the proceeds of the Facilities and in particular (without limitation to the generality of the foregoing) arising out of or in relation to or in connection with any untrue statement (or alleged untrue statement) of a material fact contained in any preliminary or final offering materials or information memorandum prepared in connection with the Facilities (including, without limitation, any preliminary summary of the Facilities prepared by the Arrangers and approved by the Company) or any filings with or submissions to any governmental or self regulatory authority or agency or securities exchange or caused by an omission (or alleged omission) to state therein a material fact necessary to make the statements therein in the light of the circumstances under which they are made, not misleading, except to the extent that any such loss, claim, damage or liability is found by a court of competent jurisdiction in a final non-appealable judgment to have arisen from the gross negligence or wilful misconduct of the Relevant Person in performing the services that are the subject of the Finance Documents.

The Obligors also agree that the Relevant Persons shall not have any liability including (for the avoidance of doubt) but not limited to, any direct, indirect, incidental or consequential damages to the Obligors or any person asserting claims on behalf of or in right of the Obligors arising out of or in connection with or as a result of the commitment or any matter referred to in the Finance Documents, the Facilities or the use or proposed use of the proceeds of the Facilities, except to the extent that any losses, claims, damages, liabilities or expenses incurred by the Qbligors or such person are found by a court of competent jurisdiction to have arisen from the gross negligence or wilful misconduct of the Relevant Person in performing the services that are the subject of the Finance Documents, the Facilities or the use or proposed use of the proceeds of the Facilities.

If any person is potentially entitled to indemnification under this Schedule 10 with respect to any action or proceeding brought by a third party that is also brought against any of the Obligors, the relevant Obligors shall be entitled to assume the defence of any such action or proceeding with counsel satisfactory to the Relevant Person. Upon assumption by the relevant Obligor of the defence of any such action or proceeding, the Relevant Person shall have the right to participate in such action or proceeding and to retain its own counsel but the relevant Obligor shall not be liable for any legal expenses of other counsel incurred by such Relevant Person in connection with such defence unless (i) the relevant Obligor shall have failed to employ counsel satisfactory to the Relevant Person in a

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timely manner, or (ii) the Relevant Person shall have been advised by counsel that there are actual or potential or conflicting interests between the relevant Obligor and the Relevant Person, including situations in which there are one or more legal defences available to the Relevant Person that are different from or additional to those available to the relevant Obligor. The Obligors shall not consent to the terms of any compromise or settlement of any action defended by any Obligor in accordance with the foregoing without the prior consent of the Relevant Person.

The Obligors agree with the Relevant Persons that the reimbursement, indemnity and contribution obligations of the Obligors under this Schedule 10 will be in addition to any liability which the Obligors may otherwise have, and shall be binding on and inure to the benefit of any successors, assigns, heirs and personal representatives of the Obligors, the Relevant Persons, any such Affiliate and any such person.

Any Relevant Person may rely on this Schedule 10 and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.


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                                  SIGNATORIES


Company

KONINKLIJKE AHOLD N.

By: /s/ H. DE RUITER                         /s/ J. G. ANDREAE


Original Dollar Borrower

THE STOP & SHOP SUPERMARKET COMPANY

By: /s/ WILLIAM GRIZE


Original Euro Borrower

ALBERT HEIJN B.V.

By:   /s/   A.D. BOER                        /s/ J.L.M. SLIEPENBEEK


Original Dollar Guarantors

KONINKLIJKE AHOLD N.V.

By: /s/ H. DE RUITER                         /s/ J.G. ANDREAE


AHOLD USA B.V.

By: /s/ H. DE RUITER                         /s/ J.G. ANDREAE

as authorised signatory for Koninklijke Ahold N.V.


AHOLD AMERICAS HOLDINGS, INC.

By: /s/ BRIAN W HOTAREK


CROESUS, INC.

By: /s/ BRIAN W HOTAREK

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

AHOLD U.S.A., INC.

By:  /s/ BRIAN W HOTAREK


AHOLD U.S.A. HOLDINGS, INC.

By:  /s/ BRIAN W HOTAREK


GIANT-CARLISLE HOLDING, LLC

By:  /s/ BRIAN W HOTAREK


BI-LO HOLDING, LLC

By:   Ahold U.S.A. Holdings, Inc., its sole member
Name: /s/ BRIAN W HOTAREK
Title:

TOPS HOLDINGS, LLC

By:   Ahold U.S.A. Holdings, Inc., its sole member
Name: /s/ BRIAN W HOTAREK
Title:


GIANT FOOD, LLC

By:   Ahold U.S.A. Holdings, Inc., its sole member
Name: /s/ BRIAN W HOTAREK
Title:


S&S BRANDS, INC.

By:  /s/ BRIAN W HOTAREK


SSC INVESTMENTS, LLC.

By: /s/ BRIAN W HOTAREK

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

Original Euro Guarantors

KONINKLIJKE AHOLD N.V.

By:  /s/ H. DE RUITER                         /s/ J.G. ANDREAE


AHOLD NEDERLAND B.V.

By:  /s/ H. DE RUITER                         /s/ J.G. ANDREAE

SIMON DE WIT B.V.

By:  /s/ H. DE RUITER                         /s/ J.G. ANDREAE

LEVENSMIDDELENINDUSTRIE AHOLD B.V.

By:  /s/ H. DE RUITER                         /s/ J.G. ANDREAE

THE STOP & SHOP SUPERMARKET COMPANY

By:  /s/ WILLIAM J. GRIZE


Arrangers

ABN AMRO BANK N.V.

By:  /s/ R. MEUTER                            /s/ G.A. VAN REISEN


GOLDMAN SACHS INTERNATIONAL

By:  /s/ S.C. PARRY-WINGFIELD


ING BANK N.V.

By:  /s/ K.J. WOLTERS                         /s/ A.J. KIBURG


J.P. MORGAN PLC

By:  /s/ S.E.  LILJA                          /s/ T. RADFORD

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COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A. trading as RABOBANK
NEDERLAND

By: /s/ S.M.F. KLINKERT                   /s/ R.B. REEKERS


Original Lenders

ABN AMRO BANK N.V.

By: /s/ R. MEUTER                         /s/ G.A. VAN REISEN


GOLDMAN SACHS CREDIT PARTNERS, L.P.

By: /s/ S.C. PARRY-WINGFIELD


ING BANK N.V.

By: /s/ K.J. WOLTERS                      /s/ A.J. KIBURG


JP MORGAN CHASE BANK

By: /s/ S.E.LILJA                         /s/ TOBY RADFORD


COOPERATIEVE CENTRALE RAIFFEISEN-BOERENLEENBANK B.A.

By: /s/ S.M.F. KLINKERT                   /s/ R.B. REEKERS


Issuing Bank

ING BANK N.V.

By: /s/ K.J. WOLTERS                      /s/ A.J. KIBURG


Facility Agent

ING BANK N.V.

By: /s/ K.J. WOLTERS                      /s/ A.J. KIBURG




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